UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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L Brands, Inc.

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Notice of

Annual Meeting of Stockholders

and Proxy Statement

May 22, 2014

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 22, 2014: The proxy statement and annual report to stockholders are available at www.proxyvote.com.

March 26, 2014

DEAR STOCKHOLDER:

You are cordially invited to attend our 2014 annual meeting of stockholders to be held at 8:30 a.m., Eastern Time, on May 22, 2014, at our offices located at Three Limited Parkway, Columbus, Ohio 43230. Our Investor Relations telephone number is 614-415-6400 should you require assistance in finding the location of the meeting. The formal Notice of Annual Meeting of Stockholders and proxy statement are attached. If you plan to attend, please bring the Admittance Slip located at the back of this booklet and a picture I.D., and review the attendance information provided. I hope that you will be able to attend and participate in the meeting, at which time I will have the opportunity to review the business and operations of our company.

The matters to be acted upon by our stockholders are discussed in the Notice of Annual Meeting of Stockholders. It is important that your shares be represented and voted at the meeting. Accordingly, after reading the attached proxy statement, would you kindly sign, date and return the enclosed proxy card or vote by telephone or via the Internet as described on the enclosed proxy card. Your vote is important regardless of the number of shares you own.

Sincerely yours,

/s/ Leslie H. Wexner
Leslie H. Wexner
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 22, 2014

March 26, 2014

TO THE STOCKHOLDERS OF L BRANDS, INC.:

We are pleased to invite you to attend our 2014 annual meeting of stockholders to:

•	Elect the four nominees proposed by the Board of Directors as directors to serve for a three-year term.

•	Ratify the appointment of our independent registered public accountants.

•	Hold an advisory vote to approve named executive officer compensation.

•	Vote on the stockholder proposal described in the accompanying proxy statement, if properly presented at the meeting.

•	Transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 24, 2014 may vote at the meeting. If you plan to attend, please bring the Admittance Slip located at the back of this booklet and a picture I.D., and review the attendance information provided.

Your vote is important. Stockholders of record can give proxies by calling a toll-free telephone number, by using the Internet or by mailing their signed proxy cards. Whether or not you plan to attend the meeting, please vote by telephone or via the Internet or sign, date and return the enclosed proxy card in the envelope provided. Instructions are included on your proxy card. You may change your vote by submitting a later dated proxy (including a proxy via telephone or the Internet) or by attending the meeting and voting in person.

By Order of the Board of Directors,

/s/ Leslie H. Wexner
Leslie H. Wexner
Chairman of the Board

PROXY STATEMENT TABLE OF CONTENTS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The Board of Directors (the “Board”) is soliciting your proxy to vote at our 2014 annual meeting of stockholders (or at any adjournment of the meeting). This proxy statement summarizes the information you need to know to vote at the meeting. In this proxy statement, “we,” “our,” and the “Company” refer to L Brands, Inc.

We began mailing this proxy statement and the enclosed proxy card, or the Notice of Internet Availability of Proxy Materials (the “Notice”), on or about March 26, 2014 to all stockholders entitled to vote. The Company’s 2013 Annual Report on Form 10-K, which includes our financial statements, is being sent with this proxy statement and is available in paper copy by request or in electronic form.

Date, Time and Place of Meeting

Date:	May 22, 2014

Time:	8:30 a.m., Eastern Time

Place:	Three Limited Parkway, Columbus, Ohio 43230

Attending the Meeting

Stockholders who plan to attend the meeting in person must bring photo identification and the Admittance Slip located at the back of this booklet. Because of necessary security precautions, bags, purses and briefcases may be subject to inspection. To speed the admissions process, stockholders are encouraged to bring only essential items. Cameras, camcorders or video taping equipment are not allowed.

Shares Entitled to Vote

Stockholders entitled to vote are those who owned Company common stock (which we refer to throughout this proxy statement as “Common Stock”) at the close of business on the record date, March 24, 2014. As of the record date, there were 291,014,033 shares of Common Stock outstanding. Each share of Common Stock that you own entitles you to one vote.

Voting Your Shares

Whether or not you plan to attend the annual meeting, we urge you to vote. Stockholders of record can give proxies by calling a toll-free telephone number, by using the Internet or by mailing their signed proxy cards. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. If you are voting by mail, please complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you are voting by telephone or via the Internet, please use the telephone or Internet voting procedures set forth on the enclosed proxy card. Returning the proxy card or voting via telephone or the Internet will not affect your right to attend the meeting and vote.

The enclosed proxy card indicates the number of shares that you own.

Voting instructions are included on your proxy card. If you properly fill in your proxy card and send it to us or vote via telephone or the Internet in time to vote, one of the individuals named on your proxy card (your “proxy”) will vote your shares as you have directed. If you sign the proxy card or vote via telephone or the Internet but do not make specific choices, your proxy will follow the Board’s recommendations and vote your shares in the following manner:

•	“FOR” the election of the Board’s four nominees for director (as described on pages 4 and 5);

•	“FOR” the ratification of the appointment of our independent registered public accountants (as described on page 12);

•	“FOR” on the advisory vote to approve named executive officer compensation (as described on pages 13 and 14);

•	“AGAINST” the stockholder proposal (as described on pages 15 through 17).

If any other matter is properly presented at the meeting, your proxy will vote in accordance with his or her best judgment. At the time this proxy statement went to press, we knew of no other matters to be acted on at the meeting. See “Vote Necessary to Approve Proposals” for a discussion of the votes required to approve these items.

Certain stockholders received a Notice containing instructions on how to access this proxy statement and our 2013 Annual Report on Form 10-K via the Internet. Those stockholders should refer to the Notice for instructions on how to vote.

Revoking Your Proxy

You may revoke your proxy by:

•	submitting a later dated proxy (including a proxy via telephone or the Internet);

•	notifying our Secretary at our principal executive offices at Three Limited Parkway, Columbus, Ohio 43230, in writing before the meeting that you have revoked your proxy; or

•	voting in person at the meeting.

Voting in Person

If you plan to vote in person, a ballot will be available when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares at the close of business on March 24, 2014, the record date for voting, as well as a proxy, executed in your favor, from the nominee.

Appointing Your Own Proxy

If you want to give your proxy to someone other than the individuals named as proxies on the proxy card, you may cross out the names of those individuals and insert the name of the individual you are authorizing to vote. Either you or that authorized individual must present the proxy card at the meeting.

Quorum Requirement

A quorum of stockholders is necessary to hold a valid meeting. The presence in person or by proxy at the meeting of holders of shares representing at least one-third of the votes of the Common Stock entitled to vote constitutes a quorum. Abstentions and “broker non-votes” are counted as present for establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item absent instruction from the beneficial owner of the shares and no instruction is given.

Vote Necessary to Approve Proposals

•

Pursuant to the Company’s Bylaws, each director will be elected by a majority of the votes cast with respect to such director. A majority of the votes cast means that the number of votes “for” a director’s election must exceed 50% of the votes cast with respect to that director’s election. Any “against” votes will count as a vote cast, but “abstentions” will not count as a vote cast with respect to that director’s election. Under Delaware law, if the director is not elected at the annual meeting, the director will continue to serve on the Board as a “holdover director.” As required by the Company’s Bylaws, each director has submitted an irrevocable letter of resignation as director that becomes effective if he or she does not receive a majority of votes cast in an election and the Board accepts the resignation. If a director is not elected, the Nominating & Governance Committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation.

•	The ratification of Ernst & Young LLP as our independent registered public accountants requires the affirmative vote of a majority of the votes present in person or by proxy and voting thereon.

•

The advisory vote to approve named executive officer compensation requires the affirmative vote of a majority of the votes present in person or by proxy and voting thereon. While this vote is required by law, it will neither be binding on the Company or the Board, nor will it create or imply any change in the fiduciary or other duties of, or impose any additional fiduciary or other duties on, the Company or the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

•	The stockholder proposal requires the affirmative vote of a majority of the votes present in person or by proxy and voting thereon.

Impact of Abstentions and Broker Non-Votes

You may “abstain” from voting for any nominee in the election of directors and on the other proposals, and your abstention will not count as a vote cast. Abstentions with respect to the election of directors and on the other proposals will be excluded entirely from the vote and will have no effect.

In addition, under New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name, your broker is permitted to vote your shares on the proposal to ratify Ernst & Young LLP as our independent registered public accountant, even if it did not receive voting instructions from you. Your broker may not vote your shares on any of the other matters without specific instruction. A “broker non-vote” occurs when a broker submits a proxy but refrains from voting. Shares represented by broker non-votes are counted as present or represented for purposes of determining the presence of a quorum but are not counted as otherwise present or represented.

Obtaining Additional Copies of the Proxy Materials

We have adopted a procedure called “householding.” Under this procedure, stockholders who share the same last name and reside at the same mailing address will receive one Notice or one set of proxy materials (if they have elected to receive hard copies of the proxy materials), unless one of the stockholders at that address has notified us that they wish to receive individual copies. Stockholders who participate in householding continue to receive separate control numbers for voting. Householding does not in any way affect dividend check mailings.

If you hold Common Stock and currently are subject to householding, but prefer to receive separate copies of proxy materials and other stockholder communications from the Company, or if you are sharing an address with another stockholder and would like to consent to householding, you may revoke or grant your consent to householding as appropriate at any time by calling toll-free at 1-800-579-1639 or notifying our Secretary at our principal executive offices at Three Limited Parkway, Columbus, Ohio 43230.

A number of brokerages and other institutional holders of record have implemented householding. If you hold your shares beneficially in street name, please contact your broker or other intermediary holder of record to request information about householding.

PROPOSAL 1:    ELECTION OF DIRECTORS

The Board of Directors has nominated four directors for election at the annual meeting. If you elect the four nominees, they will hold office for a three-year term expiring at the 2017 annual meeting or until their successors have been elected. All nominees are currently serving on our Board of Directors.

We believe that our Board as a whole possesses the right diversity of experience, qualifications and skills to oversee and address the key issues facing our Company. In addition, we believe that each of our directors possesses key attributes that we seek in a director, including strong and effective decision-making, communication and leadership skills. Set forth below is additional information about the experience and qualifications of each of the nominees for director, as well as each of the current members of the Board, that led the Nominating & Governance Committee and Board of Directors to conclude, at the time each individual was nominated to serve on the Board of Directors, that he or she would provide valuable insight and guidance as a member of the Board of Directors.

Your proxy will vote for each of the nominees unless you specify otherwise. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board of Directors. We do not know of any nominee of the Board of Directors who would be unable to serve as a director if elected.

The Board of Directors Recommends a Vote FOR the Election of All of the Following Nominees of the Board of Directors:

Nominees and Directors

Nominees of the Board of Directors at the 2014 Annual Meeting

Donna A. James	Director since 2003	Age 56

In April 2006, Ms. James established Lardon & Associates LLC, a business and executive advisory services firm, where she is Managing Director. Ms. James served as the President of Nationwide Strategic Investments, a division of Nationwide Mutual Insurance Company, from 2003 through March 2006. Ms. James served as Executive Vice President and Chief Administrative Officer of Nationwide Mutual Insurance Company and Nationwide Financial Services from 2000 until 2003. Ms. James is a director of Time Warner Cable Inc., a provider of video, data and voice services, and Marathon Petroleum Corp., a transportation fuels refiner. Ms. James also served as Chairman of Financial Settlement Services Agency, Inc. from 2005 through 2006, as director of CNO Financial Group, Inc., a holding company for a group of insurance companies, from 2007 to 2011, and as director of Coca-Cola Enterprises Inc., a nonalcoholic beverages company, from 2005 to 2012. She currently serves on the Audit Committee of Marathon Petroleum Corp. and as the Chairperson of the Audit Committee of Time Warner Cable Inc. Ms. James’s nomination is supported by her executive experience, financial expertise, service on several boards of directors and experience with respect to corporate diversity and related issues.

Jeffrey H. Miro	Director since 2006	Age 71

Mr. Miro has been a senior partner of the Honigman Miller Schwartz and Cohn LLP law firm since November 2004. He was a partner and Chairman of the law firm of Miro Weiner & Kramer from 1981 until November 2004. He is an Adjunct Professor of Law at The University of Michigan Law School, teaching courses in taxation and corporate governance. Mr. Miro was a director of M/I Homes, Inc., a national home building company, until December 2012, and was a director of Sotheby’s Holdings, Inc., an auctioneer of art, jewelry and collectibles, until May 2006. Mr. Miro’s nomination is supported by his legal expertise, particularly with respect to corporate governance and real estate matters.

Michael G. Morris	Director since 2012	Age 67

Mr. Morris served as the Chairman of the Board of American Electric Power Company, Inc., one of the largest electric utilities in the United States, from 2012 to December 2013. From January 2004 until November 2011, Mr. Morris served as the President, Chief Executive Officer and Chairman of American Electric Power Company, Inc. From 1997 until 2003, he served as the Chief Executive Officer of Northeast Utilities, the largest electric utility in New England. Mr. Morris currently serves as a director of Spectra Energy Corp., one of North America’s leading natural gas infrastructure companies, The Hartford Financial Services Group, Inc., an investment and insurance company, and Alcoa Inc., a leading producer of aluminum. Mr. Morris’s nomination is supported by his broad business experience and management expertise.

Raymond Zimmerman	Director since 1984	Age 81

Mr. Zimmerman is the Chief Executive Officer of Service Merchandise LLC, a retail company. Mr. Zimmerman was Chairman of the Board and Chief Executive Officer of 99¢ Stuff, LLC from 1999 to 2003 and the Chairman of the Board and Chief Executive Officer of 99¢ Stuff, Inc. from 2003 to 2008. In January 2007, 99¢ Stuff, Inc. filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code, and in October 2007, 99¢ Stuff, Inc. emerged from bankruptcy. Mr. Zimmerman’s nomination is supported by his financial expertise and broad business experience, particularly in the retail sector.

Directors Whose Terms Continue until the 2015 Annual Meeting

E. Gordon Gee	Director since 2012	Age 70

Dr. Gee is currently the President of West Virginia University, a large public research institution. Prior to his current service at West Virginia University, he led several other major universities, including The Ohio State University (2007-2013, 1990-1998), Vanderbilt University (2000-2007), Brown University (1998-2000), the University of Colorado (1985-1990), and West Virginia University (1981-1985). Dr. Gee also currently serves as a director of Bob Evans Farms, Inc., an owner and operator of family restaurants, and the National 4-H Council. He previously served as a director of the Company from 1992 to 2008, and as a director of Hasbro, Inc., a branded-play company, from 1999 until 2010. Dr. Gee’s nomination was supported by his extensive executive and management experience, as well as his legal expertise and knowledge of the Company gained through his prior service as a director.

Allan R. Tessler	Director since 1987	Age 77

Mr. Tessler has been Chairman of the Board and Chief Executive Officer of International Financial Group, Inc., an international merchant banking firm, since 1987. He previously served as Chairman of the Board of Epoch Investment Partners, Inc., an investment management company, from 2004 to 2013 and as Chairman of the Board of J Net Enterprises Inc., a technology holding company, from 2000 to 2004. Mr. Tessler also served as Chairman of the Board of InterWorld Corporation from 2001 to 2004 and as Chairman of Checker Holdings Corp. IV from 1997 to 2009. Mr. Tessler has served as a director of TD Ameritrade, a securities brokerage company, since November 2006, and he serves as a member of its Audit Committee. He has also served as a director of Steel Partners Holding GP, Inc., a general partner of a global diversified holding company, since 2010, and currently serves as Chairman of the Board of both Teton Financial Services, a financial services company, and Rocky Mountain Bank, a Wyoming bank. Mr. Tessler’s nomination was supported by his broad business experience and financial expertise, together with his involvement in various public policy issues.

Stephen D. Steinour	Director since 2014	Age 55

Mr. Steinour has been the Chairman, President & Chief Executive Officer of Huntington Bancshares Incorporated, a regional bank holding company, since 2009. From 2008 to 2009, Mr. Steinour was a Managing Partner in CrossHarbor Capital Partners, LLC, a recognized leading manager of alternative investments.

Mr. Steinour was with Citizens Financial Group from 1992 to 2008, where he served in various executive roles, including President from 2005 to 2007 and Chief Executive Officer from 2007 to 2008. Mr. Steinour currently serves as a director of Exelon Corporation, a utility services holding company, and as a trustee of Liberty Property Trust, a real estate investment trust. Mr. Steinour’s nomination is supported by his executive experience, financial expertise and service on several boards of directors.

Abigail S. Wexner	Director since 1997	Age 52

Mrs. Wexner is a member and former Chair of the Boards of Directors of Nationwide Children’s Hospital Inc. and Nationwide Children’s Hospital, Founder and Chair of the Boards of The Center for Family Safety & Healing and KidsOhio.org, Vice Chair of the Board of KIPP Journey Academy, a Trustee of The Wexner Center Foundation and the United States Equestrian Team Foundation, a member of the Board of Directors for Pelotonia and a director of Advanced Drainage Systems and The Ohio State University Wexner Medical Center. Mrs. Wexner is the wife of Leslie H. Wexner. Mrs. Wexner’s nomination was supported by her executive and legal experience, as well as her expertise with respect to a wide range of diversity, philanthropic and public policy issues.

Directors Whose Terms Continue until the 2016 Annual Meeting

Dennis S. Hersch	Director since 2006	Age 67

Mr. Hersch is President of N.A. Property, Inc., through which he acts as a business advisor to Mr. and Mrs. Wexner, and has done so since February 2008. He also serves as a trustee of several trusts established by Mr. and Mrs. Wexner. He was a Managing Director of J.P. Morgan Securities Inc., an investment bank, from December 2005 through January 2008, where he served as the Global Chairman of its Mergers & Acquisitions Department. Mr. Hersch was a partner of Davis Polk & Wardwell LLP, a New York law firm, from 1978 until December 2005. Mr. Hersch has served as a director at NBCUniversal Enterprise, Inc., a subsidiary of Comcast Corporation, since 2013 and at Sprout Foods, Inc., a producer of organic baby food, since 2009. Mr. Hersch also served as a director of Clearwire Corporation, a wireless, high-speed Internet service provider, from November 2008 to 2013. Mr. Hersch’s nomination was supported by his legal and financial expertise, as well as his considerable experience with corporate governance matters, strategic issues and corporate transactions.

David T. Kollat	Director since 1976	Age 75

Dr. Kollat has been Chairman of 22, Inc., a management consulting firm, since 1987. He has served as director of Select Comfort Corporation, a designer, manufacturer and retailer of premium beds and bedding accessories, since 1994, and Wolverine World Wide, Inc., a global footwear, athletic apparel and accessories designer, manufacturer and retailer, since 1992. Dr. Kollat also served as director of Big Lots, Inc., a retailer, from 1990 to 2013. In addition to his broad business experience (including service on several boards of directors) and marketing expertise, Dr. Kollat’s nomination was supported by his particular experience in the retail, apparel and other related industries, both at the management and board levels.

William R. Loomis, Jr.	Director since 2005	Age 66

Mr. Loomis serves as Senior Advisor to Lazard Ltd., an investment bank. He has also been an independent financial advisor since 2009. Mr. Loomis has served as a director of Phillips 66 Company, a producer of petrochemicals, since 2012. Mr. Loomis also served as a director of Pacific Capital Bancorp, a banking and financial services firm, from 2010 to 2012. Mr. Loomis was a General Partner or Managing Director of Lazard Freres & Co., an investment bank, from 1984 to 1999. After the formation of Lazard Ltd. in 2000, he became the Chief Executive Officer of the new entity. Mr. Loomis became a Limited Managing Director of Lazard Ltd. in 2002 and resigned from that position in March 2004. Until 2005, Mr. Loomis was a member of the Board of

Directors of Alcan, Inc., a manufacturer and distributor of aluminum. Mr. Loomis’s nomination was supported by his executive experience, financial expertise and substantial history as a senior strategic advisor to complex businesses and multiple executives.

Leslie H. Wexner	Director since 1963	Age 76

Mr. Wexner has been Chief Executive Officer of the Company since he founded the Company in 1963, and Chairman of the Board for more than fifty years. Mr. Wexner is the husband of Abigail S. Wexner. Mr. Wexner’s nomination was supported by his effective leadership of the Company since its inception.

Director Independence

The Board has determined that each of the individuals nominated to serve on the Board of Directors, together with each of the members of the Board who will continue to serve after the 2014 annual meeting of stockholders (except for E. Gordon Gee, Dennis S. Hersch, Abigail S. Wexner and Leslie H. Wexner), has no material relationship with the Company other than in his or her capacity as a director of the Company and that each is “independent” in accordance with applicable NYSE standards. Following the annual meeting of stockholders, if all director nominees are elected to serve as our directors, independent directors will constitute two-thirds of our Board.

In making these determinations, the Board took into account all factors and circumstances that it considered relevant, including, where applicable, the existence of any employment relationship between the director (or nominee) or a member of the director’s (or nominee’s) immediate family and the Company; whether within the past three years the director (or nominee) has served as an executive officer of the Company; whether the director (or nominee) or a member of the director’s (or nominee’s) immediate family has received, during any twelve-month period within the last three years, direct compensation from the Company in excess of $120,000; whether the director (or nominee) or a member of the director’s (or nominee’s) immediate family has been, within the last three years, a partner or an employee of the Company’s internal or external auditors; and whether the director (or nominee) or a member of the director’s (or nominee’s) immediate family is employed by an entity that is engaged in business dealings with the Company. The Board has not adopted categorical standards with respect to director independence. The Board believes that it is more appropriate to make independence determinations on a case-by-case basis in light of all relevant factors.

Board Leadership Structure

Mr. Leslie H. Wexner serves as Chairman of the Board and Chief Executive Officer of the Company. Mr. Wexner is the founder of the Company and has served as its Chairman and Chief Executive Officer for over fifty years. Mr. Wexner (through his personal holdings and associated trusts) is also the Company’s largest stockholder. The Board believes that Mr. Wexner’s experience and expertise in the Company’s business and operations is unrivaled and that he is uniquely qualified to lead the Company. Accordingly, the Company believes that Mr. Wexner’s service as both Chairman of the Board and Chief Executive Officer is a significant benefit to the Company and provides more effective leadership than could be achieved in another leadership structure.

Allan R. Tessler currently serves as the lead independent director. In July 2012, the Board determined that the lead independent director should be appointed solely by the independent directors, as they deem appropriate, and Mr. Tessler was subsequently reappointed as the lead independent director by them. As lead independent director, Mr. Tessler has the authority to call meetings of the independent directors, at which he serves as the chairman. Mr. Tessler also approves information sent to the Board, including the agenda for Board meetings, and is responsible for approving meeting schedules in order to assure that there is sufficient time for discussion of all agenda items.

The Company believes that the lead independent director structure, including Mr. Tessler’s service as lead independent director, offers independent oversight of the Company’s management to complement the leadership that Mr. Wexner provides to the Board as its Chairman.

Risk Oversight; Certain Compensation Matters

The Company’s Board of Directors, directly and through the Audit Committee and other committees of the Board, takes an active role in the oversight of the Company’s policies with respect to the assessment and management of enterprise risk. Among other things, the Board has policies in place for identifying the senior executive responsible for key risks as well as the Board committees with oversight responsibility for particular key risks. In a number of cases, oversight is conducted by the full Board.

Among other things, the Company, including the Compensation Committee of the Board, has evaluated the Company’s compensation structure from the perspective of enterprise risk. The Company, including the Compensation Committee, believes that the Company’s compensation structures are appropriate and do not incentivize inappropriate taking of business risks.

Information Concerning the Board of Directors

Meeting Attendance

Our Board of Directors held 5 meetings in fiscal year 2013. During fiscal year 2013, all of the directors attended 75% or more of the total number of meetings of the Board and of the committees of the Board on which they served (which were held during the period in which they served).

Committees of the Board of Directors

Audit Committee

The Audit Committee of the Board is instrumental in the Board’s fulfillment of its oversight responsibilities relating to (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of the Company’s independent auditors and (iv) the performance of the Company’s internal audit function. The current members of the Audit Committee are Ms. James (Chair), Dr. Kollat and Messrs. Tessler and Zimmerman. The Board has determined that each of the Audit Committee members meets the independence, expertise and experience standards established by the NYSE and the Securities and Exchange Commission (the “Commission”) for service on the Audit Committee of the Company’s Board of Directors and for designation as an “audit committee financial expert” within the meaning of the regulations promulgated by the Commission.

The Report of the Audit Committee can be found on page 52 of this proxy statement. The Audit Committee held 15 meetings in fiscal year 2013.

Compensation Committee

The Compensation Committee of the Board (i) oversees the Company’s compensation and benefits philosophy and policies generally, (ii) evaluates the Chief Executive Officer’s (the “CEO”) performance and oversees and sets compensation for the CEO, (iii) oversees the evaluation process and compensation structure for other members of the Company’s senior management and (iv) fulfills the other responsibilities set forth in its charter. The current members of the Compensation Committee are Dr. Kollat (Chair) and Messrs. Miro and Morris. The Board has determined that each of the current Compensation Committee members is “independent” in accordance with applicable NYSE standards.

The Report of the Compensation Committee can be found on page 47 of this proxy statement. The Compensation Committee held 8 meetings in fiscal year 2013.

Nominating & Governance Committee

The Nominating & Governance Committee of the Board identifies and recommends to the Board candidates who are qualified to serve on the Board and its committees. The Nominating & Governance Committee considers and reviews the qualifications of any individual nominated for election to the Board by stockholders. It also proposes a slate of candidates for election as directors at each annual meeting of stockholders. The Nominating & Governance Committee also develops and recommends to the Board, and reviews from time to time, a set of corporate governance principles for the Company and monitors compliance with those principles. The current members of the Nominating & Governance Committee are Mr. Tessler (Chair), Ms. James, Dr. Kollat and Mr. Miro. The Board has determined that each of the current Nominating & Governance Committee members is “independent” in accordance with applicable NYSE standards.

The Nominating & Governance Committee develops and recommends to the Board criteria and procedures for the selection and evaluation of new individuals to serve as directors and committee members. It also reviews and periodically makes recommendations to the Board regarding the composition, size, structure, practices, policies and activities of the Board and its committees. In making its assessment and in identifying and evaluating director nominees, the Nominating & Governance Committee takes into account the qualifications of existing directors for continuing service or re-nomination, which may be affected by, among other things, the quality of their contributions, their attendance records, changes in their primary employment or other business affiliations, the number of boards of publicly held companies on which they serve, or other competing demands on their time and attention. While the Board has not established any specific minimum qualifications for director nominees, as indicated in the Company’s corporate governance principles, the directors and any potential nominees should be individuals of diverse backgrounds who possess the integrity, judgment, skills, experience and other characteristics that are deemed necessary or desirable for the effective performance of the Board’s oversight function. Certain of the skills, qualifications and particular areas of expertise considered with respect to the members of the Board of Directors at the time each Director was nominated are summarized in the director biographies found on pages 4 through 7 of this proxy statement. Although the Nominating & Governance Committee considers diversity as a factor in the selection of Board nominees, the Committee does not use formal quantitative or similar criteria with regard to diversity in its selection process.

The Nominating & Governance Committee does not have a formal policy on the consideration of director candidates recommended by stockholders. The Board believes that it is more appropriate to provide the Nominating & Governance Committee flexibility in evaluating stockholder recommendations. In the event that a director nominee is recommended by a stockholder, the Nominating & Governance Committee will give due consideration to the director nominee and will use the same criteria used for evaluating Board director nominees, in addition to considering the information relating to the director nominee provided by the stockholder.

To date, the Company has not engaged third parties to identify or evaluate or assist in identifying potential director nominees, although the Company reserves the right in the future to retain a third-party search firm, if appropriate.

The Nominating & Governance Committee held 3 meetings in fiscal year 2013.

Executive Committee

The Executive Committee of the Board may exercise, to the fullest extent permitted by law, all of the powers and authority granted to the Board. Among other things, the Executive Committee may declare dividends, authorize the issuance of stock and authorize the seal of the Company to be affixed to papers that require it. The current members of the Executive Committee are Messrs. Wexner (Chair) and Tessler.

Finance Committee

The Finance Committee of the Board periodically reviews the Company’s financial position and financial arrangements with banks and other financial institutions. The Finance Committee also makes recommendations on financial matters that it believes are necessary, advisable or appropriate. The current members of the Finance Committee are Mr. Tessler (Chair), Mr. Hersch, Dr. Kollat, Mr. Loomis, Mrs. Wexner and Mr. Zimmerman.

Inclusion Committee

The Inclusion Committee of the Board is instrumental in the Board’s fulfillment of its oversight responsibilities relating to, among other things, (i) the Company’s commitment to diversity and inclusion and (ii) the performance of the Company’s Office of Inclusion. The current members of the Inclusion Committee are Mrs. Wexner (Chair), Dr. Gee and Ms. James. As appropriate, Mr. Alex Shumate, a former director of the Board, also participates in the Committee’s work.

Meetings of the Company’s Non-Management Directors

The non-management directors of the Board meet in executive session in connection with each regularly scheduled Board meeting. Mr. Tessler serves as the chair of those meetings, which neither Mr. Wexner nor Mrs. Wexner attends.

Communications with the Board

The Board provides a process for interested parties to send communications to the full Board, the non-management members of the Board, the lead independent director, and the members of the Audit Committee. Any director may be contacted by writing to him or her c/o L Brands, Inc., Three Limited Parkway, Columbus, Ohio 43230 or emailing at boardofdirectors@lb.com. Any stockholder wishing to contact Audit Committee members may send an email to auditcommittee@lb.com. Communications that are not related to a director’s duties and responsibilities as a Board member, a non-management director or an Audit Committee member may be excluded by the Office of the General Counsel, including, without limitation, solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and any other material that is determined to be illegal or otherwise inappropriate. The directors to whom any substantive information is addressed are informed that the information has been removed and that it will be made available to such directors upon request.

Attendance at Annual Meetings

The Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s annual meeting of stockholders. However, it encourages directors to attend and historically nearly all have done so. All of the then-current Board members attended the 2013 annual meeting. Each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including by attending meetings of the Board and the committees of which he or she is a member.

Code of Conduct, Related Person Transaction Policy and Associated Matters

The Company has a code of conduct that is applicable to all employees of the Company, including the Company’s CEO and Chief Financial Officer, and to members of the Board of Directors. Any amendments to the code or any waivers from any provisions of the code granted to executive officers or directors will be promptly disclosed to stockholders through posting on the Company’s website at www.lb.com.

Under the Company’s Related Person Transaction Policy (the “Related Person Transaction Policy”), subject to certain exceptions, directors and executive officers of the Company are required to notify the Company of the existence or potential existence of any financial or commercial transaction, agreement or relationship involving the Company in which a director or executive officer or his or her immediate family members has a direct or indirect material interest. Each such transaction must be approved by the Board or a committee consisting solely of independent directors after consideration of all material facts and circumstances.

The Company is engaged in several projects designed to increase our speed and agility in producing products that satisfy our customers. In the case of our beauty, personal care and home fragrance businesses, the development of supplier facilities in close proximity to our headquarters and distribution facilities in central Ohio has been an integral part of capturing the many business benefits of speed and agility. The New Albany Company (“NACO”), a business beneficially owned by Mr. and Mrs. Wexner, is in the business of developing real estate, including industrial parks, and has sold land (and may in the future sell land) to certain vendors or third party developers in connection with the continuing development of an industrial park focused on the foregoing business categories (the “Beauty Park”) in New Albany, Ohio. This matter was evaluated by the Audit Committee of the Board of Directors, which concluded that the underlying transactions were in the best interests of the Company and its stockholders generally. The Audit Committee continues to monitor such vendor and third party transactions on an ongoing basis.

In light of the Company’s highly favorable experience with vendors at the Beauty Park and our growth plans for the beauty, personal care and home fragrance businesses, it was determined that new Company facilities required to achieve such projected growth should also be located as close as possible to the Beauty Park. The Company identified certain land owned by NACO that, together with certain other adjacent parcels owned by a number of third parties, constituted sufficient acreage in immediate proximity to the Beauty Park that would be suitable for this purpose. After review in accordance with our Related Person Transaction Policy, with advice from independent counsel and real estate appraisers and advisors, the Audit Committee, as well as all of the members of the Board of Directors who are not affiliated with Mr. and Mrs. Wexner, determined that the purchase of the NACO land for approximately $21 million, and the assumption from NACO of contracts to purchase the adjacent parcels directly from third parties for approximately $7 million, were in the best interests of the Company and its stockholders generally. This determination was made in reliance on, among other things, an opinion received from an independent financial advisor with specialized expertise in commercial real estate that such transaction was fair to the Company from a financial point of view.

Copies of the Company’s Code of Conduct, Corporate Governance Principles, Related Person Transaction Policy and Committee Charters

The Company’s code of conduct, corporate governance principles, Related Person Transaction Policy, as well as the charters of the Audit Committee, Compensation Committee and Nominating & Governance Committee of the Board of Directors, are available on the Company’s website at www.lb.com. Stockholders may also request a copy of any such document from: L Brands, Inc., Attention: Investor Relations, Three Limited Parkway, Columbus, Ohio 43230.

PROPOSAL 2:    RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s independent registered public accountants for the fiscal year ending January 31, 2015. We are asking you to ratify this appointment, although your ratification is not required. A representative of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

Additional information concerning the Company’s engagement of Ernst & Young LLP is included on page 53.

The Board of Directors Recommends a Vote FOR the Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accountants.

PROPOSAL 3:    ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires us to provide an advisory stockholder vote to approve the compensation of the Company’s named executive officers (“NEOs”), as such compensation is disclosed pursuant to the disclosure rules of the Commission. After the Company’s 2011 annual meeting, the Board determined to hold this advisory “say-on-pay” vote every year. Accordingly, the Company is providing its stockholders with the opportunity to cast an advisory vote on the fiscal 2013 compensation of our NEOs as disclosed in this proxy statement, including the Compensation Discussion and Analysis (the “CD&A”), the compensation tables and other narrative executive compensation disclosures.

Stockholders are being asked to vote on the following resolution:

“RESOLVED, that the stockholders approve the compensation of the Company’s executive officers named in the Summary Compensation Table, as disclosed pursuant to Item 402 of Regulation S-K (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures).”

In fiscal 2013, the Company delivered its third straight year of record-setting sales and adjusted earnings, resulting in a total shareholder return of 13% and an increase in our stock price of 11%. We believe in paying for performance, and our challenging incentive goals require superior results, including significant growth in operating income year over year, to achieve target pay. As a result, notwithstanding the Company’s record-setting fiscal 2013 performance, compensation for the majority of NEOs decreased significantly from fiscal 2012 to fiscal 2013 due to reduced short term, performance-based cash incentive compensation (due to below target achievement of challenging fiscal 2013 performance goals) and decreased long term, performance-based stock grants.

NEO pay opportunity for fiscal 2013 was set in March 2013 considering relevant factors, including fiscal 2012 performance. With the goal of providing incentives for continued superior performance, the Compensation Committee took the following actions:

•	Set short term incentive compensation goals at targets that require significant growth in operating income over record fiscal 2012 results.

•	Continued the rigorous performance measure required for NEOs to earn restricted stock units (“RSUs”).

•	Maintained Mr. Wexner’s salary at his 2008 level with unchanged short term incentive targets and increased target value of performance-based long term incentives.

•	Awarded Mr. Wexner stock options and performance-based RSUs in January 2014 with a value of approximately $7.2 million, a decrease from the prior year.

•	Increased Mr. Coe’s salary by 12% in recognition of his success at Bath & Body Works in 2012 and to align his compensation with internal and external positions of similar responsibility.

•

Increased short term performance-based incentive compensation targets and awarded special, long term performance-based incentive awards to Mr. Coe and Mr. McGuigan to incent future performance and provide long term retention.

Although the Company performed well over the last three years, Mr. Wexner’s total direct compensation has remained flat or decreased each year as a result of high performance expectations established by our independent Compensation Committee. The Company’s increase in stockholder return, including reinvested dividends, exceeded the rate of increase in CEO pay (as disclosed in further detail in the CD&A).

Although the advisory stockholder vote on executive compensation is non-binding, the Compensation Committee has considered and will continue to consider the outcome of the vote and feedback received from stockholders when making compensation decisions for NEOs. We have a policy of robust engagement with stockholders, including continuing outreach to and dialogue with all of our major institutional stockholders. For example, in response to investor feedback received in fiscal 2013, we eliminated tax equalization payments on taxable contributions to our non-qualified retirement plan beginning in 2014. We have also made a number of changes to our compensation program in previous years based on investor feedback, including:

•	Eliminating tax gross-ups for NEOs upon a change in control.

•	Establishing a policy prohibiting the future issuance of “single trigger” equity awards.

•	Instituting a “no hedging” policy governing stock trading.

•	Establishing a clawback policy to recover compensation in the event of a financial restatement.

•	Establishing stock ownership guidelines for NEOs.

These changes, along with our continued strong performance, were important factors in achieving 91% stockholder support for our 2013 advisory vote on executive compensation. Given this strong level of support, the Compensation Committee has concluded that a large majority of our stockholders support our existing compensation program.

We continue to deliver solid returns and are committed to creating long term value for our stockholders. The Company’s sustained performance in fiscal 2013—including new records year over year—was led by our NEOs who are incented to perform by our compensation program and its connection to results. In summary, we see alignment between our performance, our stockholders’ interests and our NEOs’ pay.

Please refer to the CD&A for a detailed discussion of the Company’s executive compensation principles and practices and the fiscal 2013 compensation of our NEOs.

The Board Recommends a Vote FOR this Proposal.

PROPOSAL 4:    STOCKHOLDER PROPOSAL REGARDING STOCKHOLDER ACTION BY WRITTEN CONSENT

John Chevedden, 2215 Nelson Ave., No. 205 Redondo Beach, CA 90278, owner of 576 shares of Common Stock, has notified the Company that he intends to submit the following proposal at this year’s meeting:

Proposal 4—Right to Act by Written Consent

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with giving shareholders the fullest power to act by written consent in accordance with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

Wet Seal (WTSLA) shareholders successfully used written consent to replace certain underperforming directors in 2012. This proposal topic also won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint.

This proposal empowers shareholders by giving them the ability to effect change without being forced to wait until the annual meeting. Shareholders could replace a director using action by written consent. Shareholder action by written consent could save our company the cost of holding a shareholder meeting between annual meetings.

This proposal should also be more favorably evaluated due to our company’s clearly improvable corporate governance performance as reported in 2013:

GMI Ratings, an independent investment research firm, rated our company D for executive pay—$58 million for Leslie Wexner. Plus GMI said L Brands did not disclose specific performance objectives for Mr. Wexner and L Brands can give long-term incentive pay to Mr. Wexner for below-median performance.

In regard to our board of directors, the following directors had 16 to 50-years long tenure: Abigail Wexner, Allan Tessler (Lead Director), Raymond Zimmerman (age 80), David Kollat (age 74), and Leslie Wexner (age 75). Director independence declines after 10 to 15-years. Plus David Kollat (age 74) and Donna James had director duties at 3 companies each—over-commitment concern. Mr. Kollat received our highest negative votes.

In spite of our 79% vote our management failed to adopt the 2012 proposal for a simple majority vote standard in our elections. In spite of our 76% vote our management failed to adopt the 2013 proposal for annual election of each director instead of 3-year terms. Of course our management had no trouble getting the necessary vote for their own 2011 stock option plan.

GMI said L Brands had been flagged for its failure to establish specific environmental impact reduction targets, a critical practice for any company operating in a high environmental impact industry that is committed to its own long-term sustainability. L Brands did not regularly publish a formal sustainability report.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:

Right to Act by Written Consent—Proposal 4

Our Response—Statement in Opposition to Stockholder Proposal Regarding Stockholder Action by Written Consent

The Board has carefully considered the above proposal and believes that it is not in the best interests of our stockholders. Consequently, the Board recommends a vote AGAINST the proposal.

The proposal could deprive stockholders of the right to participate in key decisions affecting the Company.

The Board believes that the proposal could result in stockholder disenfranchisement, as it could lead to stockholders being denied the ability to vote or otherwise have a say on proposed stockholder actions. Stockholder actions by written consent can be taken without prior notice to, and without a vote of, other stockholders. This would enable certain stockholders, including small groups of large, self-interested stockholders, to take actions—effectively in secret—without the involvement of other stockholders, unlike actions taken at stockholder meetings that ensure the participation of all stockholders and the opportunity for discussion. This lack of transparency and accountability could also result in stockholders receiving less value than they might otherwise receive because the Board might not have an opportunity to seek higher-value alternatives to actions taken in this manner.

The proposal lacks procedural safeguards that allow stockholders to make informed decisions.

The Board believes that the proposal could result in stockholders being denied the opportunity to receive information about proposed actions and to make informed decisions, even if they are able to vote on the proposed action. The approval of proposals at stockholder meetings ensures that proposals are widely disseminated to stockholders through a proxy statement and any additional soliciting materials, which must contain information about the proposed action as specified by the Commission. If a meeting is convened, the Board is provided with an opportunity to present its analysis and recommendations to stockholders. Further, the proxy statement and any additional soliciting materials must be distributed to all stockholders in advance of the meeting, providing stockholders with sufficient time and opportunity to consider the proposals before voting.

In contrast, stockholder action by written consent lacks these procedural safeguards. There is no requirement in the proposal to provide stockholders with a description of the proposed action or the reasons for the proposed action. It may be possible for some stockholders to take action without providing proper disclosure to other stockholders that discusses the issues that are the subject of the consent solicitation, or providing any information regarding themselves or their interests in the proposed action. As notice is not required, stockholders may not have sufficient time or opportunity to evaluate the proposed action. Further, the Board does not have the opportunity to provide its views to stockholders with respect to a proposed action by written consent. It may therefore be generally more difficult for stockholders to make a considered decision on such proposed actions.

This proposal would also be costly and disruptive for the Company. Permitting solicitations and action outside of, and in addition to, the traditional setting of a stockholder meeting could result in significant commitments of additional time and expense on the part of the Company with little corresponding benefit to stockholders. In addition, given the lack of procedural safeguards, different groups of stockholders could undertake duplicative and opposing written consents on the same proposal, resulting in confusion and inefficiencies.

The Company’s current policies already provide stockholders with multiple avenues for expressing their views.

Our stockholders have other, very significant avenues for raising important matters with our Board. For example, our Bylaws permit holders of 25% or more of our stock to request a special meeting, which is a powerful means to consider and approve stockholder-sponsored actions and timely effect changes while ensuring the participation of all stockholders and retaining important procedural safeguards.

In addition, stockholders have frequently used our annual meetings to propose business by, for example, submitting proposals (such as this one) to a vote, and the Company has consistently taken action in response to those proposals. For example, notwithstanding the incorrect statements contained in the proponent’s supporting statement, the Board has previously put forward—and recommended—proposals to amend our Certificate of Incorporation in order to implement stockholder proposals for a majority vote standard and the annual election of directors. (The proposed amendments did not go into effect only because they failed to achieve the requisite stockholder vote.)

Finally, the Company uses various means to seek out stockholder views outside the confines of formal stockholder meetings—and then considers the input and acts accordingly. For example, our engagement with stockholders in 2013 included outreach, subject to applicable securities laws, to all of our major institutional investors and meetings or teleconferences with several of their governance departments. These discussions yielded valuable input reflected in Board action. For example, consistent with feedback from various stockholders, the Compensation Committee has taken action on tax gross-up provisions, stock plan structure, equity award policy, hedging and performance metrics for CEO compensation.

In sum, the Board believes that stockholder action by written consent is unnecessary, while creating the risk that it could be used by small groups of self-interested stockholders to exclude other stockholders from critical decisions affecting the Company.

The Board Recommends a Vote AGAINST the Stockholder Proposal Regarding Stockholder Action by Written Consent.

COMPENSATION-RELATED MATTERS

Compensation Discussion and Analysis

Executive Summary

Overview

In fiscal 2013, we delivered our third straight year of record-setting sales and adjusted earnings. Our total shareholder return was 13% and our stock price rose 11%.

Notwithstanding this performance, compensation for our NEOs (with the exception of Mr. Coe whose compensation is further described below) decreased significantly from fiscal 2012 to fiscal 2013. The decrease is attributable to:

•	Reduced short term, performance-based cash incentive compensation due to below target achievement of challenging fiscal 2013 performance goals; and

•	Decreased long term, performance-based stock grants.

Stockholder Return

Our compensation program requires superior performance for our NEOs to earn performance-based incentives at target. Although the Company performed well over the last three years, CEO pay has remained flat or decreased each year as a result of high performance expectations established by our independent Compensation Committee. The Company’s increase in stockholder return, including reinvested dividends, exceeded the rate of increase in CEO pay (as disclosed in the 2013 Summary Compensation Table):

•	Over the last year, the total shareholder return was 13% while CEO pay decreased 17%; and

•	Over the last four years (since 2009 fiscal year-end) the total shareholder return was 301% while CEO pay increased 47%.

2013 Compensation Decisions

NEO pay opportunity for fiscal 2013 was set in March 2013 considering relevant factors, including fiscal 2012 performance. Fiscal 2013 compensation decision highlights include:

•	Set short term incentive compensation goals at target that require significant growth in operating income over record fiscal 2012 results;

•	Continued the rigorous performance measure required for NEOs to earn RSUs;

•	Maintained Mr. Wexner’s salary at his 2008 level with unchanged short term incentive targets and increased target value of performance-based long term incentives;

•	Awarded Mr. Wexner stock options and performance-based RSUs in January 2014 with a value of approximately $7.2 million, a decrease from the prior year;

•	Increased the base salaries of Ms. Turney, Mr. McGuigan and Mr. Burgdoerfer by 3%, in line with the general movement of the market;

•	Increased Mr. Coe’s salary by 12% in recognition of his success at Bath & Body Works in 2012 and to align his compensation with internal and external positions of similar responsibility; and

•

Increased short term performance-based incentive compensation targets and awarded special, long term performance-based incentive awards to Mr. Coe and Mr. McGuigan to incent future performance and ensure long term retention.

Pay for Performance

The Compensation Committee’s independent compensation consultant conducted an analysis that found that our NEO compensation is aligned with performance and appropriate based on the competitive market, achievement of performance goals and total returns delivered to our stockholders.

Stockholder Advisory Vote

In 2013, 91% of stockholders voted in favor of our executive compensation program. The Compensation Committee considers this vote and other stockholder feedback when making compensation decisions for NEOs. In response to stockholder feedback in 2013, we eliminated tax equalization payments on taxable contributions to our non-qualified retirement plan beginning in 2014.

The following compensation practices have been implemented in response to stockholder feedback:

•	No tax gross-ups for NEOs upon a change in control.

•

Double trigger vesting of equity awards upon a change in control for all equity awards since 2011 (a significant majority of unvested awards) plus a policy that prohibits the future issuance of single trigger awards.

•	“No hedging” policy governing stock trading.

•	Clawback policy to recover compensation in the event of a financial restatement.

•	Stock ownership guidelines for NEOs.

•	Stock plan with minimum vesting requirements:

•	Three year minimum vesting for RSUs that are based on the passage of time; and

•	One year minimum vesting for RSUs that are based on performance.

•	Stock plan that prohibits the re-pricing of stock options without stockholder approval.

Conclusion

We continue to deliver solid returns and are committed to creating long term value for our stockholders. The Company’s sustained performance in fiscal 2013—including new records year over year—was led by our NEOs who are incented to perform by our compensation program and its connection to results. In summary, we see alignment between our performance, our stockholders’ interests and our NEOs’ pay. Accordingly, we recommend stockholders vote “FOR” the executive compensation program as outlined in Proposal 3.

Executive Compensation Philosophy

Guiding Principles

The Compensation Committee has built an executive compensation program on clear, purposeful guiding principles:

Compensation Component	Our Principles
Pay Level	•	Attract and retain superior leaders.

	•	Pay competitively and equitably.

	•	Recognize depth and scope of accountability and complexity of responsibility.

Pay Mix	•	Emphasize performance-contingent and equity-based compensation over fixed compensation.

Pay for Performance	•	Recognize and reward enterprise, brand and individual performance.

	•	Align executives’ interests with stockholders’ interests.

	•	Require executives to own a significant amount of Common Stock.

	•	Set Spring and Fall goals to reflect the short-cycle nature of our business and incent goal achievement.

	•	Create long term stockholder value through regular achievement of short term goals.

	•	Retain and incent high-performers through long term equity incentive awards.

Connecting Performance and Pay

Our challenging incentive goals require superior performance, including significant growth in operating income year over year to achieve target pay. When our NEOs hit and exceed these goals, we compensate them accordingly.

To achieve pay for performance, we employ a pay mix philosophy that places greater emphasis on performance-based and equity compensation over base salary, as shown by the lower percentage of base salary compared to performance-based pay at target for 2013 in these charts:

To assess whether the Company’s compensation program delivers pay for performance as designed, the Committee’s independent compensation consultant, Towers Watson, analyzed our performance-based long term equity and short term cash compensation for our NEOs across four key measures (operating income, earnings per share, total stockholder return and return on invested capital) relative to our peer group.

The analysis found that our NEO compensation is aligned with performance and appropriate based on the competitive market, achievement of performance goals and total returns delivered to our stockholders.

Benchmarking Compensation

We periodically compare our NEO compensation with publicly available data on executive compensation.

We define our peer group, with the help of Towers Watson, to generally include:

•	Specialty and department store retailers;

•	Branded companies with emotional content;

•	Businesses that are generally similar to the Company in total revenue, market capitalization, geographic location, business and/or merchandise focus; and

•	Retailers that compete with the Company for executive talent.

We review our peer group annually, and in our review we determined this list of peers remains appropriate and no changes were made in 2013:

Abercrombie & Fitch Co.	The Estee Lauder Companies Inc.	Nordstrom, Inc.
Aeropostale, Inc.	The Gap, Inc.	Ralph Lauren Corporation
American Eagle Outfitters, Inc.	J. C. Penney Company, Inc.	Starbucks Corporation
ANN INC.	Kohl’s Corporation	Target Corporation
Avon Products, Inc.	Macy’s, Inc.	The TJX Companies, Inc.
Coach, Inc.	NIKE, Inc.	Williams-Sonoma, Inc.
DSW, Inc.

Stock Ownership Guidelines

The Compensation Committee encourages NEO Common Stock ownership through stock ownership guidelines which promote a long term focus, discourage inappropriate risk-taking and align the interests of our NEOs with those of our stockholders. Stock ownership guidelines can be met through direct or beneficial ownership of Common Stock, including Common Stock held under our stock and retirement plans.

Our CEO is required to maintain ownership of Common Stock with a value of five times his base salary. As the beneficial owner of 16.8% of Common Stock, Mr. Wexner’s ownership far exceeds this minimum requirement.

Other NEOs are required to maintain beneficial ownership of Common Stock with a value of three times his or her base salary. All of these NEOs have beneficial ownership in excess of this guideline as of the end of fiscal 2013.

Members of our Board of Directors must maintain ownership of at least the number of shares of Common Stock received as Board compensation over the previous four years. All members of our Board are in compliance with this policy or are on track to meet this requirement within four years of membership on the Board.

Compensation Governance

Compensation Committee

Our executive compensation program is overseen by the Compensation Committee. Compensation Committee members are appointed by our Board and meet independence and other NYSE requirements. Compensation Committee members are selected based on their knowledge and experience in compensation matters from both their professional experience and their roles on other boards.

As part of its self-evaluation process, the Compensation Committee considers prevailing best practices and compliance with the highest governance standards. During fiscal 2013, the Compensation Committee also continued to engage with the full Board of Directors to maximize its effectiveness. The role of the Compensation Committee and information about its meetings are set forth in this proxy statement.

The Compensation Committee participated in the preparation of this CD&A and recommended to the Board that it be included in this proxy statement.

The Compensation Committee’s charter is available on our website at www.lb.com.

Committee Meetings and Delegation

Company management, including the Executive Vice President of Human Resources and the Senior Vice President of Total Rewards, generally prepare materials for and attend Compensation Committee meetings, along with the Corporate Secretary who records the minutes of the meeting, the General Counsel and the Chief Financial Officer. Management, including the CEO, do not play a role in recommending CEO compensation. The Compensation Committee regularly meets in executive session without management present.

The Compensation Committee may delegate its authority to subcommittees or the Chair of the Compensation Committee. In accordance with its charter, the Compensation Committee has delegated to our Executive Vice President of Human Resources the authority to make stock awards in accordance with the Company’s stock incentive plan with a value up to $400,000 in any year to any associate who is not a Section 16 officer of the Company or a senior leadership team member.

Independent Compensation Consultant

As permitted by its charter, the Compensation Committee retained Towers Watson as its independent executive compensation consultant and has the sole authority to retain and terminate any independent executive compensation consultant.

The Compensation Committee, considering recommendations from our management team, determines the work to be performed by the consultant. The consultant works with management to gather data required in preparing analyses for Compensation Committee review. Specifically, the services the consultant provides include:

•	Assisting in evaluation of CEO and NEO compensation;

•	Informing the Compensation Committee of changing market practices;

•	Consulting on our executive compensation strategy and program design;

•	Analyzing alignment of pay and performance;

•	Selecting our peer group; and

•	Assisting preparation and review of this disclosure.

Towers Watson did not provide additional services to the Company exceeding $120,000 during the fiscal year.

The Compensation Committee periodically evaluates the performance and independence of Towers Watson, specifically considering independence factors identified by the Commission. This evaluation includes a review of written representations from Towers Watson confirming their independence. Based on its evaluation, the Compensation Committee believes that there are no conflicts of interest that could impair Towers Watson’s ability to provide independent, objective advice to the Compensation Committee regarding executive compensation matters.

Tax Deductibility

The Compensation Committee seeks to structure tax-efficient executive compensation. The 2011 Cash Incentive Compensation Performance Plan (“2011 ICPP”) and the 2011 Stock Option and Performance Incentive Plan (“2011 Plan”) are intended to qualify short term cash incentive payments and long term equity incentive compensation for tax deductibility under Section 162(m) of the Internal Revenue Code (“Code”). To maintain flexibility in structuring executive compensation, the Compensation Committee has not adopted a policy requiring all compensation to be tax deductible.

Recovery of Compensation

Under the 2011 ICPP and the 2011 Plan, the Compensation Committee has the power and authority to recover previously awarded bonuses or equity-based compensation or profits in the event of a restatement of financial or other performance results or if it is determined that a participant of either plan has engaged in, has knowledge of, or should have had knowledge of fraudulent conduct or activities relating to the Company.

Tally Sheets

To assess the reasonableness of the compensation of our NEOs, the Compensation Committee annually reviews a three-year history of all of the components of the NEOs’ compensation, including salary, short term incentive compensation, realized and unrealized gains on stock options and RSUs, the cost to the Company of all perquisites, benefits earned and accrued under the Company’s non-qualified deferred compensation plan and supplemental executive retirement plan, and potential payouts under several potential severance and change-in-

control scenarios. Based on this review, the Compensation Committee concluded that compensation components individually and in aggregate are reasonable and in the best interests of the Company and its stockholders.

Compensation for NEOs

The Compensation Committee makes all decisions regarding compensation for Mr. Wexner. The Compensation Committee oversees the evaluation process and compensation structure for the other NEOs and approves all NEO stock awards.

Accomplishments Considered

2013 NEO compensation was determined considering the following fiscal 2012 accomplishments:

•	Significantly improved adjusted operating income and adjusted operating income rate driven primarily by the increase in net sales and related expense leverage.

•	Increased sales and operating income for our major brands:

•	At Victoria’s Secret, sales increased by 7% and operating income increased by 10%; and

•	At Bath & Body Works, sales increased by 9% and operating income increased by 18%.

•	Managed inventory levels, increasing inventory per selling square foot by 4% while increasing comparable store sales by 6%.

•	Generated cash flow from operations of $1.351 billion.

•	Continued international expansion of our brands.

•	Continued La Senza repositioning, including re-sizing of its store fleet and relocation of its home office from Montreal, Canada to Columbus, Ohio.

Compensation Components

The three principal elements of our executive compensation programs are base salary, short term performance-based cash incentive compensation and long term performance-based equity incentive compensation. Other elements of compensation that may be paid to NEOs include retirement and other post-employment benefits and perquisites.

Base Salary

The following factors are considered in determining base salary adjustments:

•	Scope and responsibility of the NEO’s position;

•	Achievement of seasonal and annual business goals;

•	Level of overall compensation paid by competitors for comparable positions; and

•	Recruitment and development of leadership talent.

For the fifth straight year no change was made to the base salary for Mr. Wexner. Each of the other NEOs received base salary increases:

	2013 Base Salary ($)	2012 Base Salary ($)	% Increase
Mr. Wexner	1,924,000	1,924,000	0.0%
Ms. Turney	1,442,000	1,400,000	3.0%
Mr. McGuigan	978,500	950,000	3.0%
Mr. Coe	925,000	825,000	12.1%
Mr. Burgdoerfer	824,000	800,000	3.0%

Short Term Performance-Based Cash Incentive Compensation

This program focuses on achievement of six-month goals, reflecting the seasonal nature of our business. Our operations consist of two principal selling seasons: Spring (the first and second quarters) and Fall (the third and fourth quarters). Fall, including the holiday season, is weighted more heavily because of its importance to our profitability. Achievement of our short term goals season after season creates long term value for our stockholders.

Short term performance-based cash incentive compensation targets are set at a percentage of base salary with the amount earned ranging from zero to double the target incentive, based on the extent to which financial goals are achieved or exceeded.

In 2013, target percentages for Mr. McGuigan and Mr. Coe were increased considering their accomplishments in fiscal 2012:

	Fiscal 2013 Target	Fiscal 2012 Target
Mr. Wexner	190%	190%
Ms. Turney	180%	180%
Mr. McGuigan	130%	125%
Mr. Coe	130%	110%
Mr. Burgdoerfer	125%	125%

The pre-established objective fiscal 2013 financial goals were based on operating income, subject to adjustment for extraordinary items pursuant to the 2011 ICPP and approved by the Compensation Committee. Operating income is used because it is a performance measure over which executives can have significant impact and is also directly linked to the Company’s long-range growth plan and to performance that drives stockholder value.

The Compensation Committee sets operating income goals at the beginning of each six-month season based on:

•	An analysis of historical performance;

•	Income goals for that brand;

•	Financial results of other comparable businesses; and

•	Progress toward achieving our strategic plan.

NEO	Short Term Performance Incentive Goal Weighting and Metric
Mr. Wexner	80% weighted average of major brand performance: 65% Victoria’s Secret operating income
Mr. Burgdoerfer	25% Bath & Body Works operating income 10% Mast Global and International operating income
Mr. McGuigan	20% total L Brands operating income
Ms. Turney	100% Victoria’s Secret operating income
Mr. Coe	100% Bath & Body Works operating income

In fiscal 2013, the Compensation Committee set goals that challenged our NEOs to achieve outstanding performance in an uncertain economic environment and provided incentive to grow sales while maximizing margins and managing expenses. These goals represented significant growth in operating income over the record setting results we achieved in fiscal 2012. The table below shows the operating income goals required to earn short term performance-based incentive compensation at target and actual performance by season:

	Fiscal 2013 Spring Season		Fiscal 2013 Fall Season
	Operating Income Goal	Actual Performance[1]	Operating Income Goal	Actual Performance[1]
Total L Brands	$680 million	$669 million	$1,167 million	$1,074 million
Victoria’s Secret	575 million	539 million	681 million	614 million
Bath & Body Works	160 million	175 million	480 million	444 million
Mast Global[2]	63 million	91 million	85 million	102 million

[1]

Actual performance presents operating income on an adjusted basis which removes certain special items (subject to approval by the Compensation Committee) which are not indicative of Company ongoing operations due to their non-recurring and extraordinary nature. The Company uses adjusted financial information as key performance measures of results for purposes of evaluating performance internally, which may not correspond to amounts reported externally.

[2]	Mast Global operating income represents an internal performance measure which does not correspond to amounts reported externally.

Performance goals required to earn threshold payout range from approximately 85% to 90% of the operating income (“OI”) goal and performance goals required to earn maximum payout range from approximately 110% to 120% of the OI goal. Performance below threshold results in no payout and performance between threshold and the OI goal, and the OI goal and maximum is interpolated to determine payout percentage beginning at 20% at threshold up to 200% at maximum.

Payouts for fiscal 2013 performance are set forth below and in the “Non-Equity Incentive Plan Compensation” column of the 2013 Summary Compensation Table.

Total Fiscal 2013 Incentive Payout

	Fiscal 2013 Target Incentive	Fiscal 2013 Spring Incentive Payout	Fiscal 2013 Fall Incentive Payout	Total Fiscal 2013 Payout	% of Fiscal 2013 Target
Mr. Wexner	$3,655,600	$1,593,842	$1,245,828	$2,839,670	78%
Ms. Turney	2,595,600	764,145	663,435	1,427,580	55%
Mr. McGuigan	1,272,050	554,614	433,514	988,128	78%
Mr. Coe	1,202,500	870,610	360,029	1,230,639	102%
Mr. Burgdoerfer	1,030,000	449,080	351,024	800,104	78%

Payments are made in cash, unless the executive elects to defer or receive a portion in the form of Common Stock. Those who choose to receive up to 25% of this compensation as stock receive a matching RSU grant of 25% of the amount the executive elected to receive in Common Stock (i.e., a match of up to 6.25%). These RSUs vest in full at the end of three years, subject to continued employment.

Long Term Performance-Based Equity Incentive Compensation

Stock awards are made to our NEOs under our 2011 Plan. Our equity-based long term performance-based incentive program rewards past performance and encourages future performance with a challenging performance requirement for our NEOs. In addition, the vesting requirements increase the likelihood that we will be able to retain top performers.

Individual performance (including contribution to the achievement of business goals, execution of retail fundamentals and accomplishment of talent and cultural objectives), competitive practice, the Company’s overall budget for equity compensation expense and stockholder dilution are all considered in determining the size of each NEO’s fiscal 2013 equity award.

Stock Options

Stock options generally make up 25% of the value of each executive’s annual equity-based long term incentive opportunity award. Stock options are intended to align executive interests with stockholder interests by creating a direct link between compensation and stockholder return, and to foster retention. Stock options granted to each NEO vest over five years, subject to continued employment. The exercise price is equal to the grant date closing price of Common Stock.

Performance-Based RSUs

Performance-based RSUs generally make up 75% of the value of each executive’s annual equity-based long term incentive opportunity. Performance-based RSUs are intended to:

•	Incent achievement of key performance metrics (through the performance requirement);

•	Align executive rewards with those realized by stockholders (through the market value of our stock);

•	Retain superior executive talent (through the time vesting requirements); and

•	Reward exceptional individual performance (through annual determination of the size of the award).

In fiscal 2013, the Compensation Committee approved special, performance-based RSU awards to Mr. McGuigan and Mr. Coe based on their performance, evaluation of the retentive value of unvested, outstanding stock awards and the criticality of each executive’s role in the achievement of our aggressive sales, operating income and earnings per share growth goals.

Below is a summary of the special and annual performance-based RSU awards and stock options awarded in fiscal 2013:

	Value of Special Performance- Based RSU Award	Value of Annual Performance- Based RSU Award	Value of Annual Stock Option Award	Total Fiscal 2013 Equity Award Value
Mr. Wexner	$—	$7,509,032	$2,256,513	$9,765,545
Ms. Turney	—	3,342,816	775,527	4,118,343
Mr. McGuigan	1,728,261	1,327,453	300,715	3,356,429
Mr. Coe	4,084,406	1,225,322	284,272	5,594,000
Mr. Burgdoerfer	—	1,091,541	253,235	1,344,776

Note: While the performance requirement is the same, the amount and timing of Mr. Wexner’s equity award is determined on a different basis than that of our other NEOs and is described in detail below.

In order for both annual and special performance-based RSUs to be earned, the Company’s cumulative adjusted operating income, as a percentage of cumulative sales, must be in the top one-third of the S&P Retailing Index (also determined on a cumulative and adjusted basis) beginning with the fiscal year of the award through the fiscal year immediately preceding each vest date. To the extent any tranche of the award that is eligible for performance-based vesting does not vest in any fiscal year, such tranche may vest in future years, subject to satisfaction of the cumulative performance measure. A cumulative performance metric was selected because it requires sustained performance over the entire five-year vesting period reflecting long term performance of the Company.

Performance-based RSUs vest over five years, with 20% vesting on each of the second and third anniversaries of the grant date, and 30% on each of the fourth and fifth anniversaries, in each case subject to the performance measures being satisfied and continued employment.

Time-vested RSUs typically vest after three years. Time-vested RSUs are generally only awarded to NEOs as a match on his or her election to receive a portion of his or her short term performance-based incentive compensation in Common Stock, rather than cash.

Equity awards are effective the date the grant is approved unless approval occurs before the hire or other relevant effective date, in which case, the later date applies.

Retirement and Other Post-Employment Benefits

Retirement and other post-employment benefits consist of qualified and non-qualified defined contribution retirement plan benefits and termination benefits.

Qualified Defined Contribution Retirement Plan

The qualified plan is available to associates who meet certain age and service requirements. Associates can contribute up to the amounts allowable under the Code. The Company matches associates’ contributions according to a predetermined formula and contributes additional amounts based on a percentage of the associates’ eligible annual compensation and years of service. Associates’ contributions and Company matching contributions to the qualified plan vest immediately. Additional Company contributions and the related investment earnings are subject to vesting based on years of service.

Non-Qualified Defined Contribution Supplemental Retirement Plan

The non-qualified plan is available to associates who meet certain age, service, job level and compensation requirements. The non-qualified plan is an unfunded plan which provides benefits beyond the Code limits for qualified defined contribution plans. The Company does not set aside assets to fund liabilities of the non-qualified plan. Assets that may be used to satisfy such liabilities are general assets of the Company, subject to the claims of the Company’s creditors.

Associates can contribute to the non-qualified plan up to a maximum percentage of eligible compensation. The Company matches associates’ contributions and contributes additional amounts based on a percentage of the associates’ eligible compensation and years of service. Company contributions to the non-qualified plan are taxable for Medicare and certain local taxes. In fiscal 2013, the Company provided a reimbursement payment to all plan participants to offset this liability for the last time. Payments were not grossed up and are taxable to the participant. The value of this benefit is disclosed in footnote (6) to the 2013 Summary Compensation Table. No such reimbursement will be provided in 2014 or thereafter.

The plan also permits participating associates to defer additional compensation up to a maximum amount which the Company does not match.

Associates’ accounts are credited with interest using a rate determined annually based on the long term Applicable Federal Rate published by the Internal Revenue Service (“IRS”). In general, the rate is set at what is considered “above market” as defined by Commission guidelines. An above-market rate is appropriate because unfunded associate contributions to the plan reduce the borrowing needs of the Company.

Associates’ contributions to the non-qualified plan and the related interest accruals vest immediately. Company contributions and credits to the non-qualified plan and the related interest are subject to vesting based on years of service.

Termination Benefits: Severance and Change in Control Agreements

We have entered into severance and change in control agreements with our NEOs other than Mr. Wexner. See “—Estimated Post-Employment Payments and Benefits” for a description of estimated benefits in certain termination situations, including a change in control.

Upon a change in control, awards granted prior to May 2011 will become vested. Awards granted after May 2011 will only vest if the executive’s employment is terminated by the executive for good reason or by the Company other than for cause within 24 months of the change in control. This “double trigger” vesting provision applies to a significant majority of unvested stock awards.

None of our NEOs is entitled to a tax gross-up upon a change in control. It is the Company’s policy not to enter into any new arrangements providing for change in control excise tax gross-up payments.

Perquisites

We provide our NEOs with minimal perquisites that the Compensation Committee has determined are reasonable and in the best interests of the Company and its stockholders. These perquisites include the reimbursement of financial planning costs of up to $15,000 and payment of life insurance policy premiums for Ms. Turney.

CEO Compensation

Overview of CEO Pay

Mr. Wexner is a recognized unique talent: an innovator and leader in the retail industry. His long record of success in leading the Company is unmatched in scope and duration by any other retailer. The Compensation Committee has determined that his significant contributions as the Company’s CEO deserve to be fully reflected in his compensation.

While the Company achieved increases in sales, operating income and adjusted earnings per share in fiscal 2013 over fiscal 2012, Mr. Wexner’s compensation decreased because of the high performance expectations of our fiscal 2013 long term and short term performance-based incentive programs.

CEO Stock Award Determination Overview

Beginning with fiscal 2010, the Compensation Committee implemented an annual process in which Mr. Wexner’s stock grant would be a “split grant” delivered in two parts—one in March at the same time other senior executives receive stock grants, and one in the following January when Mr. Wexner’s and Company performance can be substantially determined for the fiscal year.

March 2013 Award

The value of the March stock award is set below the competitive market to provide a baseline award while imposing a performance requirement for the award to be earned. The Compensation Committee granted Mr. Wexner a stock award in March 2013 with a reported value of $2.6 million.

January 2014 Award

As the fiscal year draws to a close, the Compensation Committee assesses both Mr. Wexner’s and the Company’s performance, and if deemed appropriate, grants Mr. Wexner a performance-based stock award in January. The January stock award is intended to recognize financial, strategic and operational performance for the fiscal year.

For fiscal 2013, the Compensation Committee increased the potential target and maximum value of the January stock award in recognition of the Company’s performance over the past several years under Mr. Wexner’s leadership during the financial crisis, recession, and the currently volatile retail environment. The

Compensation Committee also considered Mr. Wexner’s role in the delivery of high total shareholder return, which has increased at a much more rapid rate than his compensation. The January stock award value ranges from zero at minimum, to $6.5 million at target and $16.2 million at maximum.

The range in values for the January award is determined based on a benchmark of stock award values of CEOs in our peer group:

•

The top of the range has been strategically positioned so that if all qualitative, objective and financial performance targets for the year are exceeded, Mr. Wexner’s stock award value would be among the top of our peer group.

•	Conversely, if performance is below targeted levels, Mr. Wexner’s stock award value would be correspondingly lower.

In addition to performance against pre-established financial targets, the Compensation Committee considers factors such as leadership talent development, the identification and development of new business opportunities, and success in fostering a productive culture, in determining the size of Mr. Wexner’s January stock grant. Once the size of the grant is determined, the Compensation Committee imposes a performance metric that the Company must achieve over the vesting period in order for Mr. Wexner to vest in the award.

In January 2014, the Compensation Committee granted Mr. Wexner a fiscal 2013 stock award with a reported value of $7.2 million based on his compensation relative to other NEOs, as well as the performance of the Company and his role and leadership in its accomplishments for the current fiscal year, including:

•	Maximizing the profitability of our core brands through increased sales, increased merchandise margins and careful inventory management;

•	Progress toward the goal of doubling the business in five years;

•	Focus on fundamentals, faster execution and expense leverage;

•	Expansion of company owned operations outside the United States;

•	Accomplishment of talent and cultural objectives;

•	Implementation of infrastructure and systems to enhance productivity and enable future growth; and

•	Optimization of capital structure.

Both the March and January awards are delivered 75% in the form of performance-based RSUs and 25% in the form of stock options. Mr. Wexner’s RSU awards are subject to the same rigorous performance and vesting requirement as those of our other NEOs. The performance-based RSUs and stock options vest over five years, with 20% vesting on each of the second and third anniversaries of the grant date, and 30% on each of the fourth and fifth anniversaries.

CEO Termination Benefits

Due to his unique role as the founder of the Company, Mr. Wexner is not covered by a severance or change in control agreement. However, consistent with the treatment for all stock plan participants under the terms of our 2011 Plan, all of Mr. Wexner’s unvested stock options and RSUs will vest upon death. Subject to the achievement of pre-established performance conditions, upon retirement, RSUs will vest pro-rata based on the fraction of whole months worked from the grant date over the full vesting period (i.e., one-fifth will vest if twelve full months are completed from the grant date for a grant that would otherwise vest over five years). In the event of a change in control, awards granted before May 2011 will vest and awards granted under the 2011 Plan will vest if Mr. Wexner’s employment is terminated other than for cause within 24 months of the change in control. As of April 1, 2014 approximately 75% of Mr. Wexner’s unvested stock awards are subject to double trigger vesting upon a change in control. All of Mr. Wexner’s unvested stock awards will be subject to double trigger vesting as of April 1, 2016.

CEO Perquisites

The Board of Directors has approved a security program (the “Security Program”) that provides security services to Mr. Wexner and his family. The Security Program is required for the benefit of the Company and is appropriate given the risks associated with Mr. Wexner’s position. We periodically hire a third party to review our Security Program to verify that a bona fide business oriented security concern exists and that the Security Program costs are reasonable and consistent with these concerns. The Security Program requires Mr. Wexner to use corporate provided aircraft, or private aircraft that is in compliance with the Security Program, whether the purpose of the travel is business or personal.

The cost of security services which are not business related have been reimbursed to the Company by Mr. Wexner. In addition, to the extent that corporate provided aircraft is used by Mr. Wexner or any NEO for personal purposes, he or she has reimbursed the Company based on the greater of the amount established by the IRS as reasonable for personal use or the aggregate incremental cost associated with the personal use of the corporate owned aircraft as determined by an independent, third party aircraft costing service.

Conclusion

In summary, fiscal 2013 was a year of sustained financial and operational performance and returns to stockholders. Our sales and earnings were at record level for the third straight year. Our total shareholder return was 13% and our stock price rose 11%. While the Company achieved solid performance for fiscal 2013, it did not meet our high performance expectations. As a result, compensation generally decreased for NEOs, demonstrating our commitment to delivering pay for performance.

Based on the above, we recommend stockholders vote “FOR” the executive compensation program.

2013 Summary Compensation Table

The following table sets forth information concerning total compensation earned by or paid to our CEO, Chief Financial Officer and our three other most highly compensated NEOs during the fiscal year ended February 1, 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compen- sation ($)(4)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(5)	All Other Compen- sation ($)(6)	Total ($) (1)(2)(3) (4)(5)(6)
Leslie H. Wexner	2013	$1,924,000	$0	$7,509,032	$2,256,513	$2,839,670	$410,405	$936,302	$15,875,922
Chairman of the Board, CEO	2012	1,924,000	0	8,605,824	2,681,763	4,970,885	372,927	677,571	19,232,970
	2011	1,924,000	0	8,822,133	2,596,103	4,899,158	339,918	649,172	19,230,484

Sharen J. Turney	2013	1,433,923	0	3,342,816	775,527	1,427,580	235,835	578,653	7,794,334
CEO/President, Victoria’s Secret	2012	1,380,769	0	19,721,938	1,161,964	2,428,272	207,645	717,109	25,617,697
	2011	1,290,385	0	3,266,112	1,075,458	3,051,568	181,168	730,224	9,594,915

Charles C. McGuigan	2013	973,019	0	3,055,714	300,715	988,128	57,036	385,589	5,760,201
CEO/President, Mast Global	2012	940,385	0	4,375,812	450,553	1,752,988	45,755	387,911	7,953,404
	2011	891,923	0	2,027,810	638,175	1,800,018	31,624	347,252	5,736,802

Nicholas Coe(7)	2013	905,769	0	5,309,728	284,272	1,230,639	4,111	227,160	7,961,679
CEO/President, Bath & Body Works	2012	820,192	0	2,064,235	195,622	1,679,420	748	54,516	4,814,733

Stuart B. Burgdoerfer	2013	819,385	0	1,091,541	253,235	800,104	33,226	295,408	3,292,899
Executive Vice President, Chief Financial Officer	2012	790,385	0	3,093,531	379,407	1,359,800	25,621	312,913	5,961,657
	2011	745,192	0	1,076,722	354,534	1,238,760	18,119	313,011	3,746,338

(1)

Performance-based incentive compensation bonuses are disclosed in this table under the Non-Equity Incentive Plan Compensation column. None of our NEOs received a nonperformance-based award in fiscal 2013.

(2)

The value of stock and option awards reflects the aggregate grant date fair value, excluding estimated forfeitures, computed in accordance with Accounting Standards Codification (“ASC”) Topic 718 Compensation—Stock Compensation, for each award. Stock options are valued using the Black-Scholes option pricing model. See Note 19 to the Company’s financial statements filed in the Company’s 2013 Annual Report on Form 10-K for the related assumptions for stock options granted during fiscal 2013, 2012 and 2011 and for a discussion of our assumptions in determining the aggregate grant date fair value of these awards. Awards vest over time and, therefore, are not realizable on an annual basis, nor is the ultimate value determinable without reference to future performance.

(3)

Stock and option awards were granted to each NEO under the Company’s amended and restated 1993 Stock Option and Performance Incentive Plan (the “1993 Plan”) and the 2011 Plan. Awards are long term compensation, vesting over periods from three to five years and are not realizable on an annual basis.

(4)

Represents the aggregate of the non-equity performance-based incentive compensation for the applicable fiscal Spring and Fall selling seasons. Incentive compensation targets are set based on a percentage of base salary and are paid seasonally based on the achievement of operating income results. The following table illustrates the amount of the compensation which is paid in cash, stock and voluntarily deferred:

	Paid in Cash ($)	Paid in Stock ($)	Deferred Cash ($)	Deferred Stock ($)	Total ($)
Mr. Wexner	$2,754,480	$0	$85,190	$0	$2,839,670
Ms. Turney	1,097,266	0	330,314	0	1,427,580
Mr. McGuigan	822,911	135,574	29,643	0	988,128
Mr. Coe	1,190,971	0	39,668	0	1,230,639
Mr. Burgdoerfer	771,993	0	28,111	0	800,104

(5)

The Company does not sponsor a defined benefit retirement plan (tax-qualified or non-qualified). For fiscal 2013, the amounts shown represent the amount by which earnings, at a rate equivalent to 4.84% compounded monthly on each NEO’s non-qualified deferred compensation account balance, exceeds 120% of the applicable federal long term rate.

(6)	The following table details all other compensation paid to each NEO during our last fiscal year:

	Financial planning services provided to executive ($)	Life insurance premiums and related tax paid on executive’s behalf ($)	Cash payout of fractional shares due to special dividend stock award adjustment ($)	Company contributions to the executive’s qualified and non-qualified retirement plan account ($)(a)	Total ($)
Mr. Wexner	$0	$0	$309	$935,993	$936,302
Ms. Turney	9,500	14,871	230	554,052	578,653
Mr. McGuigan	5,295	0	293	380,001	385,589
Mr. Coe	0	0	72	227,088	227,160
Mr. Burgdoerfer	9,500	0	273	285,635	295,408

(a)

Includes payment to offset Medicare and certain local taxes on the Company’s contributions to the non-qualified retirement plan account in the amount of $42,032, $22,493, $15,345, $7,662 and $12,268 for Mr. Wexner, Ms. Turney and Messrs. McGuigan, Coe and Burgdoerfer, respectively. These payments are fully taxable to the NEO and are not grossed-up. 2013 was the last year for this benefit. No such reimbursement will be provided in 2014 or thereafter.

(7)	Mr. Coe was not a NEO for fiscal 2011, and therefore, his compensation is not disclosed for that year.

Grants of Plan-Based Awards for Fiscal 2013

The following table provides information relating to plan-based awards and opportunities granted to the NEOs during the fiscal year ended February 1, 2014.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Leslie H. Wexner	3/29/2013								51,697	$44.66	$573,320
	3/29/2013					51,697					2,038,930
	1/30/2014								116,459	52.66	1,683,193
	1/30/2014					116,459					5,470,102
		$731,120	$3,655,600	$7,311,200
Sharen J. Turney	3/29/2013								84,757	44.66	775,527
	3/29/2013					84,757					3,342,816
		519,120	2,595,600	5,191,200
Charles C. McGuigan	3/29/2013								32,865	44.66	300,715
	3/29/2013					32,865					1,296,196
	3/29/2013					43,820					1,728,261
	8/30/2013							586			31,257
		254,410	1,272,050	2.544,100
Nicholas Coe	3/29/2013								31,068	44.66	284,272
	3/29/2013					31,068					1,225,322
	3/29/2013					103,560					4,084,406
		240,500	1,202,500	2,405,000
Stuart B. Burgdoerfer	3/29/2013								27,676	44.66	253,235
	3/29/2013					27,676					1,091,541
		206,000	1,030,000	2,060,000

(1)

Non-Equity Incentive Plan Awards represent the Threshold, Target and Maximum opportunities under the 2011 ICPP for the 2013 Spring and Fall seasons. The actual amount earned under this plan is disclosed in the 2013 Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

(2)

Equity Incentive Plan Awards represent the Target payment of performance-based RSUs for fiscal 2013. No amount is disclosed for Threshold and Maximum since the number of performance-based RSUs earned does not fluctuate based on performance. Units are earned at target, or not at all.

Stock Awards granted on March 29, 2013 are subject to the Company’s achievement of operating income as a percentage of sales ranking in the top one third of the S&P Retailing Index in each of fiscal 2013, 2014, 2015, 2016 and 2017, determined on a cumulative basis. Stock Awards granted to Mr. Wexner on January 30, 2014 are subject to the Company’s achievement of operating income as a percentage of sales ranking in the top one third of the S&P Retailing Index in each of fiscal 2014, 2015, 2016, 2017 and 2018, determined on a cumulative basis. If the performance condition is met, the RSUs will vest 20% on the second and third anniversaries of the grant date and 30% on the fourth and fifth anniversaries of the grant date, subject to continued employment.

(3)	Stock Awards were granted pursuant to the Company’s amended and restated 2011 Plan.

The Stock Award granted on August 30, 2013 to Mr. McGuigan represents an award made in connection with his election to receive a portion of his cash-based incentive compensation bonus in shares of Common Stock. The award was made based on the Spring 2013 bonus paid on August 30, 2013. This award vests 100% three years from the grant date, dependent on Mr. McGuigan retaining the stock paid in lieu of cash.

In each case, the vesting of these awards is subject to continued employment.

Dividends are not paid or accrued on stock awards or stock units until such shares vest.

(4)

Option Awards were granted pursuant to the Company’s amended and restated 2011 Plan. Option grant dates were established on the date the grants were approved by the Compensation Committee and the exercise price is the closing price of Common Stock on the grant date.

Option Awards vest 20% on the second and third anniversaries of the grant date and 30% on the fourth and fifth anniversaries of the grant date.

In each case, the vesting of these awards is subject to continued employment.

(5)

The value of stock and option awards reflects the grant date fair value under ASC Topic 718 Compensation—Stock Compensation for each award. Options are valued using the Black-Scholes option pricing model with the following weighted average assumptions as set forth in the Company’s financial statements filed in the Company’s 2013 Annual Report on Form 10-K: dividend yield of 3.4%, volatility of 35%, risk free interest rate of 0.8% and expected life of 4.7 years. RSUs are valued based on the fair market value of a share of Common Stock on the date of grant, adjusted for anticipated dividend yields.

Outstanding Equity Awards at Fiscal Year-End for Fiscal 2013

The following table provides information relating to outstanding equity awards granted to the NEOs as of fiscal year end, February 1, 2014.

	Option Awards							Restricted Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(23)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(23)
Leslie H. Wexner	3/31/2005	438,131	0		0	18.30	3/31/2015
	3/31/2006	109,530	0		0	18.42	3/31/2016
	3/30/2007	141,395	0		0	19.63	3/30/2017
	3/31/2008	224,072	0		0	12.88	3/31/2018
	3/31/2009	360,620	0		0	6.55	3/31/2019
	3/31/2010	119,692	0		0	19.29	3/31/2020
	1/27/2011	114,485	171,733	(1)	0	25.21	1/27/2021
	3/31/2011	54,613	27,309	(2)	0	28.18	3/31/2021
	1/26/2012	37,890	151,569	(3)	0	38.08	1/26/2022
	3/30/2012	0	52,113	(4)	0	44.30	3/30/2022
	1/31/2013	0	151,500	(5)	0	48.02	1/31/2023
	3/29/2013	0	51,697	(6)	0	44.66	3/29/2023
	1/30/2014	0	116,459	(7)	0	52.66	1/30/2024
								1/27/2011	171,727	(9)	8,991,626	0		0
								3/31/2011	81,922	(10)	4,289,436	0		0
								1/26/2012	0		0	189,459	(11)	9,920,073
								3/30/2012	0		0	52,113	(12)	2,728,637
								1/31/2013	0		0	151,500	(13)	7,932,540
								3/29/2013	0		0	51,697	(14)	2,706,855
								1/30/2014	0		0	116,459	(15)	6,097,793
Sharen J. Turney	3/31/2008	16,163	0		0	12.88	3/31/2018
	3/31/2009	3	0		0	6.55	3/31/2019
	3/31/2010	5,181	0		0	19.29	3/31/2020
	3/31/2011	0	96,869	(8)	0	28.18	3/31/2021
	3/30/2012	0	82,950	(4)	0	44.30	3/30/2022
	3/29/2013	0	84,757	(6)	0	44.66	3/29/2023
								3/31/2008	531,064	(16)	27,806,511	0		0
								3/31/2011	96,871	(17)	5,072,166	0		0
								3/30/2012	0		0	82,952	(12)	4,343,367
								3/30/2012	0		0	406,295	(12)	21,273,606
								3/29/2013	0		0	84,757	(14)	4,437,877
Charles C. McGuigan	3/31/2011	0	57,485	(8)	0	28.18	3/31/2021
	3/30/2012	0	32,164	(4)	0	44.30	3/30/2022
	3/29/2013	0	32,865	(6)	0	44.66	3/29/2023
								3/4/2011	1,876	(18)	98,227	0		0
								3/31/2011	57,486	(17)	3,009,967	0		0
								9/2/2011	1,267	(19)	66,340	0		0
								3/2/2012	1,350	(20)	70,686	0		0
								3/30/2012	0		0	32,164	(12)	1,684,107
								3/30/2012	0		0	75,051	(12)	3,929,670
								3/29/2013	0		0	32,865	(14)	1,720,811
								3/29/2013	0		0	43,820	(14)	2,294,415
								8/30/2013	586	(21)	30,683	0		0

	Option Awards							Restricted Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(23)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(23)
Nicholas Coe	3/30/2012	0	13,965	(4)	0	44.30	3/30/2022
	3/29/2013	0	31,068	(6)	0	44.66	3/29/2023
								7/4/2011	23,338	(22)	1,221,978	0		0
								3/30/2012	0		0	13,966	(12)	731,260
								3/30/2012	0		0	37,242	(12)	1,949,991
								3/29/2013	0		0	31,068	(14)	1,626,720
								3/29/2013	0		0	103,560	(14)	5,422,402
Stuart B. Burgdoerfer	3/31/2011	0	31,935	(8)	0	28.18	3/31/2021
	3/30/2012	0	27,085	(4)	0	44.30	3/30/2022
	3/29/2013	0	27,676	(6)	0	44.66	3/29/2023
								3/31/2011	31,936	(17)	1,672,169	0		0
								3/30/2012	0		0	27,085	(12)	1,418,171
								3/30/2012	0		0	49,657	(12)	2,600,041
								3/29/2013	0		0	27,676	(14)	1,449,115

(1)	Options vest 50% on January 27, 2015 and 50% on January 27, 2016.

(2)	Options vest 100% on March 31, 2014.

(3)	Options vest 25% on January 26, 2015, 37.5% on January 26, 2016 and 37.5% on January 26, 2017.

(4)	Options vest 20% on March 30, 2014, 20% on March 30, 2015, 30% on March 30, 2016 and 30% on March 30, 2017.

(5)	Options vest 20% on January 31, 2015, 20% on January 31, 2016, 30% on January 31, 2017 and 30% on January 31, 2018.

(6)	Options vest 20% on March 29, 2015, 20% on March 29, 2016, 30% on March 29, 2017 and 30% on March 29, 2018.

(7)	Options vest 20% on January 30, 2016, 20% on January 30, 2017, 30% on January 30, 2018 and 30% on January 30, 2019.

(8)	Options vest 25% on March 31, 2014, 37.5% on March 31, 2015 and 37.5% on March 31, 2016.

(9)	Shares vest 50% on January 27, 2015 and 50% on January 27, 2016.

(10)	Shares vest 100% on March 31, 2014.

(11)

20% of the shares vested on January 26, 2014, subject to achievement of a performance condition. Remaining shares vest 20% on January 26, 2015, 30% on January 26, 2016 and 30% on January 26, 2017, also subject to achievement of a performance condition.

(12)	Subject to achievement of a performance condition, shares vest 20% on March 30, 2014, 20% on March 30, 2015, 30% on March 30, 2016 and 30% on March 30, 2017.

(13)	Subject to achievement of a performance condition, shares vest 20% on January 31, 2015, 20% on January 31, 2016, 30% on January 31, 2017 and 30% on January 31, 2018.

(14)	Subject to achievement of a performance condition, shares vest 20% on March 29, 2015, 20% on March 29, 2016, 30% on March 29, 2017 and 30% on March 29, 2018.

(15)	Subject to achievement of a performance condition, shares vest 20% on January 30, 2016, 20% on January 30, 2017, 30% on January 30, 2018 and 30% on January 30, 2019.

(16)	Shares vest 50% on March 31, 2014 and 50% on March 31, 2015.

(17)	Shares vest 25% on March 31, 2014, 37.5% on March 31, 2015 and 37.5% on March 31, 2016.

(18)	Shares vest 100% on March 4, 2014.

(19)	Shares vest 100% on September 2, 2014.

(20)	Shares vest 100% on March 2, 2015.

(21)	Shares vest 100% on August 30, 2016.

(22)	Shares vest 25% on July 4, 2014, 37.5% on July 4, 2015 and 37.5% on July 4, 2016.

(23)	Market value based on the $52.36 fair market value of a share of Common Stock on the last trading day of the fiscal year (January 31, 2014).

Option Exercises and Stock Vested Information for Fiscal 2013

The following table provides information relating to Option Awards exercised and RSU Awards vested during the fiscal year ended February 1, 2014.

	Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Leslie H. Wexner	503,770	$19,510,105	176,933	$8,362,045
Sharen J. Turney	139,854	5,638,862	338,347	15,110,577
Charles McGuigan	18,253	520,710	27,724	1,259,659
Nicholas Coe	0	0	5,831	286,885
Stuart B. Burgdoerfer	76,799	2,795,606	38,822	1,735,356

(1)

Option Award Value Realized is calculated based on the difference between (a) the sale price and the option exercise price for shares that were sold upon exercise and (b) the closing price on the day prior to the date of exercise and the option exercise price for shares that were held upon exercise.

(2)	Restricted Stock Award Value Realized is calculated based on the closing stock price on the date the RSUs vested.

Retirement and Other Post-Employment Benefits

Non-qualified Deferred Compensation for Fiscal 2013(1)

Name	Executive Contributions in Last Fiscal Year ($)(2)	Registrant Contributions in Last Fiscal Year ($)(3)	Aggregate Earnings in Last Fiscal Year ($)(4)	Aggregate Withdrawals/ Distributions ($)(5)	Aggregate Balance at Last Fiscal Year End ($)(6)
Leslie H. Wexner	$178,886	$878,365	$993,180	$0	$21,855,368
Sharen J. Turney	530,003	505,763	662,593	0	16,877,186
Charles C. McGuigan	64,426	338,860	138,028	0	3,125,683
Nicholas Coe	74,013	197,529	9,949	0	357,820
Stuart B. Burgdoerfer	52,507	247,571	80,407	0	1,847,186

(1)

Amounts disclosed include non-qualified cash deferrals, Company matching contributions, retirement credits and earnings under the Company’s Supplemental Retirement Plan (a non-qualified defined contribution plan) and stock deferrals and related reinvested dividend earnings under the 1993 Plan and 2011 Plan. Executive Contributions and related matching Registrant Contributions represent 2013 calendar year deferrals and matches on incentive compensation payments earned based on performance for the Fall 2012 season, which was paid in March 2013, and for the Spring 2013 season, which was paid in August 2013.

(2)	All of the contributions are reported in the 2013 Summary Compensation Table under the “Salary” and/or “Non-Equity Incentive Plan Compensation” columns.

(3)

Reflects the Company’s 200% match of associate contributions of up to 3% of base salary and bonus above the IRS qualified plan maximum compensation limit and the Company’s retirement contribution of 6% for less than 5 years of service or 8% for 5 or more years of service of compensation above the IRS qualified plan maximum compensation limit. Associates become fully vested in these contributions after six years of service. These contributions are also included under the “All Other Compensation” column of the 2013 Summary Compensation Table.

(4)

Non-qualified deferred cash compensation balances earn a fixed rate of interest determined prior to the beginning of each year. For fiscal 2013, the rate was 4.84%. The portion of the earnings on deferred cash compensation that exceeds 120% of the applicable federal long term rate in the amount of $410,405, $235,835, $57,036, $4,111 and $33,226 for Mr. Wexner, Ms. Turney and Messrs. McGuigan, Coe and Burgdoerfer, respectively, is disclosed in the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column of the 2013 Summary Compensation Table.

Amount includes dividends earned on deferred stock and RSU balances in the amount of $91,873 for Ms. Turney. Dividends are reinvested into additional stock units based on the closing market price of Common Stock on the dividend payment date.

(5)

Participants may elect to receive the funds in a lump sum or in up to ten annual installments following termination of employment, but generally may not make withdrawals during their employment. Deferrals under the Supplemental Retirement Plan, the 1993 Plan and the 2011 Plan are unfunded.

(6)

Balance includes the value of deferred stock and RSUs at calendar year-end in the amount of $4,062,102 for Ms. Turney. Value is calculated based on a stock price of $52.36 per share of Common Stock on January 31, 2014.

Estimated Post-Employment Payments and Benefits

We have entered into certain agreements with our NEOs that will require us to provide compensation in the event of a termination of employment, including a termination following a change in control of our Company. Mr. Wexner is not covered by such an agreement but is entitled to certain termination compensation under the terms of our benefit and stock plans. The following tables set forth the expected benefits to be received by each

NEO in the event of his or her termination resulting from various scenarios, assuming a termination date of February 1, 2014 and a stock price of $52.36, the price of our Common Stock on January 31, 2014. Each scenario relates to the single termination event described and amounts are not cumulative in situations where multiple scenarios may apply.

Assumptions and explanations of the numbers set forth in the tables below are set forth in additional text following the tables.(1)

Leslie H. Wexner

		Involuntary w/out Cause or Voluntary w/Good Reason		Involuntary w/out Cause following Change in Control ($)	Death ($)	Disability ($)	Retirement ($)
	Voluntary Resignation ($)	w/out Release ($)	& Signed Release ($)
Base Salary	$0	$0	$0	$0	$0	$0	$0
Bonus(2)	0	0	0	0	0	0	0
Gain of Accelerated Stock Options(3)	0	0	0	8,962,785	8,962,785	8,962,785	0
Value of Pro-rated or Accelerated RSUs(3)	0	0	15,253,463	42,666,960	42,666,960	42,666,960	15,253,463
Benefits and Perquisites(4)	0	0	0	0	2,000,000	706,000	0
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Total	$0	$0	$15,253,463	$51,629,745	$53,629,745	$52,335,745	$15,253,463

Sharen J. Turney

		Involuntary w/out Cause or Voluntary w/Good Reason		Involuntary w/out Cause following Change in Control ($)	Death ($)	Disability ($)	Retirement ($)
	Voluntary Resignation ($)	w/out Release ($)	& Signed Release ($)
Base Salary	$0	$1,442,000	$2,884,000	$2,884,000	$0	$0	$0
Bonus(2)	0	0	2,595,600	3,855,852	0	0	0
Gain of Accelerated Stock Options(3)	0	0	0	3,663,071	3,663,071	3,663,071	0
Value of Pro-rated or Accelerated RSUs(3)	0	0	23,907,105	62,933,526	62,933,526	62,933,526	23,907,105
Benefits and Perquisites(4)	7,086	19,605	25,865	25,865	5,000,000	1,452,216	7,086
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Total	$7,086	$1,461,605	$29,412,570	$73,362,314	$71,596,597	$68,048,813	$23,914,191

Charles C. McGuigan

		Involuntary w/out Cause or Voluntary w/Good Reason		Involuntary w/out Cause following Change in Control ($)	Death ($)	Disability ($)	Retirement ($)
	Voluntary Resignation ($)	w/out Release ($)	& Signed Release ($)
Base Salary	$0	$978,500	$1,957,000	$1,957,000	$0	$0	$0
Bonus(2)	0	0	1,272,050	2,741,116	0	0	0
Gain of Accelerated Stock Options(3)	0	0	0	1,902,082	1,902,082	1,902,082	0
Value of Pro-rated or Accelerated RSUs(3)	0	0	4,305,668	12,904,907	12,904,907	12,904,907	4,305,668
Benefits and Perquisites(4)	0	10,449	15,673	15,673	2,935,500	562,237	0
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Total	$0	$988,949	$7,550,391	$19,520,778	$17,742,489	$15,369,226	$4,305,668

Nicholas Coe

		Involuntary w/out Cause or Voluntary w/Good Reason		Involuntary w/out Cause following Change in Control ($)	Death ($)	Disability ($)	Retirement ($)
	Voluntary Resignation ($)	w/out Release ($)	& Signed Release ($)
Base Salary	$0	$925,000	$1,850,000	$1,850,000	$0	$0	$0
Bonus(2)	0	0	1,202,500	2,910,058	0	0	0
Gain of Accelerated Stock Options(3)	0	0	0	351,744	351,744	351,744	0
Value of Pro-rated or Accelerated RSUs(3)	0	0	2,641,771	10,952,351	10,952,351	10,952,351	0
Benefits and Perquisites(4)	0	11,953	17,929	17,929	2,011,507	710,746	0
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Total	$0	$936,953	$5,712,200	$16,082,082	$13,315,602	$12,014,841	$0

Stuart B. Burgdoerfer

		Involuntary w/out Cause or Voluntary w/Good Reason		Involuntary w/out Cause following Change in Control ($)	Death ($)	Disability ($)	Retirement ($)
	Voluntary Resignation ($)	w/out Release ($)	& Signed Release ($)
Base Salary	$0	$824,000	$1,648,000	$1,648,000	$0	$0	$0
Bonus(2)	0	0	1,030,000	2,159,904	0	0	0
Gain of Accelerated Stock Options(3)	0	0	0	1,203,458	1,203,458	1,203,458	0
Value of Pro-rated or Accelerated RSUs(3)	0	0	2,481,393	7,139,495	7,139,495	7,139,495	0
Benefits and Perquisites(4)	0	12,262	18,393	18,393	1,648,000	434,066	0
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Total	$0	$836,262	$5,177,786	$12,169,250	$9,990,953	$8,777,019	$0

(1)	Assumes a termination date of February 1, 2014.

(2)

Bonus amounts assumed at target. Under “Involuntary w/out Cause or Voluntary w/Good Reason” termination scenarios, actual bonus payments would be equal to the bonus payment the NEO would have received if he or she had remained employed with the Company for a period of one year after the termination date of February 1, 2014. Under an “Involuntary w/out Cause following Change in Control,” bonus payments for Ms. Turney and Messrs. McGuigan, Coe and Burgdoerfer will be equal to the sum of the last four seasonal bonus payments received.

(3)

Reflects the value of unvested RSUs and stock options that, subject to achievement of pre-established performance conditions, would become vested based on the $52.36 fair market value of a share of Common Stock on the last trading day of the fiscal year (January 31, 2014).

(4)

Estimates for benefits and perquisites include the continuation of medical, dental and other insurance benefits. Under the “Death” and “Disability” scenarios, includes proceeds from life and disability insurance policies and the value of unvested retirement plan balances that would become vested.

Assumptions and Explanations of Numbers in Tables

The Compensation Committee retains discretion to provide, and in the past has provided, additional benefits to NEOs upon termination or resignation if it determines the circumstances so warrant.

The tables do not include the payment of the aggregate balance of the NEO’s non-qualified deferred compensation that is disclosed in the Non-qualified Deferred Compensation for fiscal 2013 table above.

Confidentiality, Non-Competition and Non-Solicitation Agreements

As a condition to each NEO’s entitlement to receive certain severance payments and equity vesting acceleration upon certain termination scenarios, the NEO is required to execute a release of claims against us and shall be bound by the terms of certain restrictive covenants, including non-competition and non-solicitation agreements which prohibit the NEO from soliciting or diverting any current or potential employee, customer, or supplier or competing with any of our businesses in which he or she has been employed for a period of one year from the date of termination.

Termination Provisions—Definitions of Cause and Good Reason

The employment agreements for all NEOs other than Mr. Wexner, who does not have an employment agreement, contain customary definitions of cause and good reason. “Cause” generally means that the NEO (1) willfully failed to perform his or her duties with the Company (other than a failure resulting from the NEO’s incapacity due to physical or mental illness); (2) has plead “guilty” or “no contest” to or has been convicted of an act which is defined as a felony under federal or state law; or (3) engaged in willful misconduct in bad faith which could reasonably be expected to materially harm the Company’s business or its reputation.

“Good Reason” generally means (1) the failure to continue by the NEO in a capacity originally contemplated in the NEO’s employment agreement; (2) the assignment to the NEO of any duties materially inconsistent with the NEO’s position, duties, authority, responsibilities or reporting requirements, as set out in his or her employment agreement; (3) a reduction in or a material delay in payment of the NEO’s total cash compensation and benefits from those required to be provided; (4) the requirement that the NEO be based outside of the United States, other than for travel that is reasonably required to carry out the NEO’s duties; or (5) the failure by the Company to obtain the assumption in writing of its obligation to perform the employment agreement by a successor.

Payments Upon a Termination in Connection with a Change in Control

A Change in Control of the Company will be deemed to have occurred upon the first to occur of any of the following events:

a)	any person, together with all affiliates, becomes a beneficial owner of securities representing 33% or more of the combined voting power of the voting stock then outstanding;

b)	during any period of 24 consecutive months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute a majority of directors then constituting the Board;

c)

a reorganization, merger or consolidation of the Company is consummated, unless more than 50% of the outstanding shares of Common Stock are beneficially owned by individuals and entities who owned Common Stock just prior to the such reorganization, merger or consolidation; or

d)	the consummation of a complete liquidation or dissolution of the Company.

No Tax Gross-up

In the event of a termination following a Change in Control, none of our NEOs is entitled to reimbursement or gross-up for any excise taxes that may be imposed under Section 280G of the Code.

Fiscal 2013 Director Compensation

The following table sets forth compensation earned by the individuals who served as directors of the Company during fiscal 2013(1).

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
E. Gordon Gee	$100,000	$100,038	$200,038
Dennis S. Hersch	100,000	100,038	200,038
James L. Heskett	38,530	0	38,530
Donna A. James	142,500	122,502	265,002
David T. Kollat	135,508	125,003	260,511
William R. Loomis, Jr.	100,000	100,038	200,038
Jeffrey H. Miro	112,500	112,543	225,043
Michael G. Morris	102,500	102,539	205,039
Allan R. Tessler	167,500	147,512	315,012
Abigail S. Wexner	120,000	110,042	230,042
Raymond Zimmerman	112,500	112,543	225,043

(1)

Directors who are also associates receive no additional compensation for their service as directors. Our current Board of Directors’ compensation plan does not provide for stock option awards, non-equity incentive plan compensation, pension or non-qualified deferred compensation. At the end of four years of membership on the Board of Directors, each member must maintain ownership of Common Stock equal to the amount of Common Stock received as director compensation over the four-year period.

(2)

Directors receive an annual cash retainer of $90,000; directors receive an additional annual cash retainer of $12,500 for membership on the Audit and Compensation Committees and $10,000 for all other committee memberships; the Audit Committee Chair receives an additional $20,000; the Compensation Committee Chair receives an additional $15,000; and other committee chairs receive $10,000; the lead independent director receives an additional cash retainer of $15,000.

(3)

Directors receive an annual stock retainer worth $90,000; directors receive an additional annual stock grant worth $12,500 for membership on the Audit and Compensation Committees and worth $10,000 for other committee memberships; the lead independent director receives an additional stock retainer of $15,000. Stock retainers were granted under the 2003 Stock Award and Deferred Compensation Plan for Non-Associate Directors. The number of shares issued is calculated based on the fair market value of Common Stock on the date the shares were issued. The value of stock awards reflects the aggregate grant date fair value, excluding estimated forfeitures, computed in accordance with ASC, Topic 718 Compensation-Stock Compensation, for each award. See Note 19 to the Company’s financial statements filed in the Company’s 2013 Annual Report on Form 10-K for a discussion of our assumptions in determining the aggregate grant date fair value of these awards.

Equity Compensation Plan Information

The following table summarizes share and exercise price information about the Company’s equity compensation plans as of February 1, 2014.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plan (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	14,386,829	$29.14	(2)	13,921,656
Equity compensation plans not approved by security holders	0	0		0
Total	14,386,829	$29.14		13,921,656

(1)	Includes the 2011 Plan and the 1993 Plan (2009 Restatement).

(2)	Does not include outstanding rights to receive Common Stock upon the vesting of RSU awards or settlement of deferred stock units.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Company’s Board of Directors is composed of three directors who are independent, as defined under the rules of the Commission and NYSE listing standards. Additionally, each member of the Compensation Committee is an “outside director” within the meaning of Section 162(m) of the Code and a “non-employee director” with the meaning of Section 16b-3 under the Exchange Act. The Compensation Committee reviews the CD&A on behalf of the Board of Directors.

The Compensation Committee has reviewed and discussed the CD&A with management, and based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the CD&A be included in the Company’s annual report on Form 10-K for the year ended February 1, 2014 and the Company’s proxy statement.

Compensation Committee

David T. Kollat, Chair

Jeffrey H. Miro

Michael G. Morris

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table shows certain information about the securities ownership of all directors (and nominees) of the Company, the executive officers of the Company named in the “Summary Compensation Table” above and all directors and executive officers of the Company as a group.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(a)(b)	Percent of Class
Stuart B. Burgdoerfer	81,286(c)	*
Nicholas Coe	2,790	*
E. Gordon Gee	4,765(d)	*
Dennis S. Hersch	10,311,852(d)(f)	3.55%
Donna A. James	48,471(d)	*
David T. Kollat	113,680	*
William R. Loomis, Jr.	80,246(d)	*
Charles McGuigan.	42,542(c)	*
Jeffrey H. Miro	89,147(d)	*
Michael G. Morris	12,057(d)	*
Stephen D. Steinour	0	*
Allan R. Tessler	80,650	*
Sharen J. Turney	685,094(c)(e)	*
Abigail S. Wexner	13,729,390(g)	4.72%
Leslie H. Wexner	48,834,454(c)(h)(i)	16.79%
Raymond Zimmerman	123,281(d)(j)	*
All directors and executive officers as a group	50,465,344(c)-(j)	17.35%

*	Less than 1%.

(a)

Unless otherwise indicated, each named person has voting and investment power over the listed shares and such voting and investment power is exercised solely by the named person or shared with a spouse. None of the listed shares have been pledged as security or otherwise deposited as collateral.

(b)	Reflects beneficial ownership of shares of Common Stock, and shares outstanding, as of February 1, 2014.

(c)

Includes the following number of shares issuable within 60 days of February 1, 2014, upon the exercise or vesting of outstanding stock awards: Mr. Burgdoerfer, 21,378; Mr. McGuigan, 37,049; Ms. Turney, 351,897; Mr. Wexner, 1,720,080; and all directors and executive officers as a group, 2,193,882.

(d)

Includes the following number of deferred stock units credited to directors’ accounts under the 2003 Stock Award and Deferred Compensation Plan for Non-Associate Directors that could be convertible into Common Stock within 60 days after termination from the Board: Dr. Gee, 3,809; Mr. Hersch, 59,711; Ms. James, 27,812; Mr. Loomis, 75,682; Mr. Miro, 68,608; Mr. Morris, 1,947; Mr. Zimmerman, 81,800; and all directors as a group, 319,369. Mr. Morris has elected to receive pay-out of his deferred stock units over three years, and his total represents 1/3 of the units which he would be owed upon his termination from the Board.

(e)

Includes the following number of deferred stock units credited to executives’ accounts under the Company’s Supplemental Retirement Plan that could be convertible into Common Stock within 60 days after termination of employment with the Company: Ms. Turney, 77,580; and all executives as a group, 97,755.

(f)

Includes 1,257,255 shares held by The Linden East Trust, for which Mr. Hersch is trustee and shares voting and investment power with Mr. Wexner and Mrs. Wexner, and 8,992,886 shares held by The Linden West Trust, for which Mr. Hersch is trustee and shares voting and investment power with Mr. Wexner.

(g)	Excludes 35,105,064 shares beneficially owned by Mr. Wexner as to which Mrs. Wexner disclaims beneficial ownership. Includes 1,257,255 shares held by The Linden East Trust, as to which Mrs. Wexner shares voting and investment power with Mr. Hersch; 478,115 shares held by The Wexner Children’s Trust II; 1,741,741 shares held by The Wexner Family Charitable Fund; and 191,515 shares held by The Beech Trust, in each case, as to which Mrs. Wexner shares voting and investment power with Mr. Wexner. Includes 10,060,764 shares directly owned by Mrs. Wexner.

(h)	Includes 1,814,435 shares held in the Savings and Retirement Plan (as of February 1, 2014), over which Mr. Wexner has investment but not voting power.

(i)

Includes 1,257,255 shares held by The Linden East Trust, 8,992,886 shares held by The Linden West Trust, 478,115 shares held by The Wexner Children’s Trust II; 1,741,741 shares held by The Wexner Family Charitable Fund; and 191,515 shares held by The Beech Trust. Mr. Wexner shares voting and investment power with Mrs. Wexner with respect to shares held by The Linden East Trust, The Wexner Children’s Trust II, The Wexner Family Charitable Fund and The Beech Trust, and shares voting and investment power with Mr. Hersch with respect to shares held by The Linden East Trust and The Linden West Trust. Includes 4,892,608 shares held by the Wexner Personal Holdings Corporation, of which Mr. Wexner is the sole stockholder, director and officer. Includes 10,060,764 shares directly owned by Mrs. Wexner, as to which Mr. Wexner may be deemed to share voting and investment power. Includes 17,685,055 shares directly owned by Mr. Wexner.

(j)	Includes 2,400 shares which are Mr. Zimmerman’s pro rata share of 7,200 shares owned by a corporation of which Mr. Zimmerman is president and a 33% stockholder.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, must file reports of ownership and changes in ownership of the Company’s equity securities with the Commission. Copies of those reports must also be furnished to the Company. Based solely on a review of the copies of reports furnished to the Company and written representations of the Company’s executive officers and directors that no other reports were required, we believe that during fiscal 2013 our executive officers, directors and greater than 10% beneficial owners complied with these filing requirements, other than Mr. Burgdoerfer and Mr. Coe, who each filed one Form 4 reporting one transaction two days late, due to an inadvertent administrative error.

SHARE OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth the names of all persons who, as of the dates indicated below, were known by the Company to be the beneficial owners (as defined in the rules of the Commission) of more than 5% of the shares of Common Stock.

Name and Address of Beneficial Owner	Amount Beneficially Owned	Percent of Class
Leslie H. Wexner(1)	48,834,454	16.79%
Three Limited Parkway
P.O. Box 16000
Columbus, OH 43216

PRIMECAP Management Company(2)	20,131,389	6.94%
225 South Lake Ave., #400
Pasadena, CA 91101

The Vanguard Group(3)	16,381,996	5.64%
100 Vanguard Blvd.
Malvern, PA 19355

(1)	As of February 1, 2014. For a description of Mr. Wexner’s beneficial ownership, see “Security Ownership of Directors and Management” on pages 48 and 49.

(2)

As of December 31, 2013, based on information set forth in the Schedule 13G/A filed February 14, 2014 by PRIMECAP Management Company. PRIMECAP Management Company has sole dispositive power over 20,131,839 shares and sole voting power over 7,637,467 shares.

(3)

As of December 31, 2013, based on information set forth in the Schedule 13G filed February 11, 2014 by The Vanguard Group Inc. The Vanguard Group has sole dispositive power over 16,011,264 shares and sole voting power over 399,527 shares, and has shared dispositive power over 370,732 shares.

REPORT OF THE AUDIT COMMITTEE

As provided in our written charter, the Audit Committee is instrumental in the Board’s fulfillment of its oversight responsibilities relating to (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of the Company’s independent auditors and (iv) the performance of the Company’s internal audit function. We have the sole authority to appoint, compensate, retain, oversee and terminate the Company’s independent auditors. We pre-approve the audit services and non-audit services to be provided by the Company’s independent auditors. In addition, we evaluate the independent auditors’ qualifications, performance and independence and present our conclusions with respect to the independent auditors to the full Board on at least an annual basis.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Furthermore, while we are responsible for reviewing the Company’s policies and practices with respect to risk assessment and management, it is the responsibility of the CEO and senior management to determine the appropriate level of the Company’s exposure to risk.

We have reviewed and discussed the Company’s audited financial statements as of and for the year ended February 1, 2014 and met with both management and our independent auditors to discuss the financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles. We have reviewed with the internal auditors and independent auditors the overall scope and plans for their respective audits. We also met with the internal auditors and independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls.

We have also discussed with the independent auditors all matters required to be discussed with audit committees under applicable auditing and regulatory standards. The Company’s independent auditors also provided to us the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and we discussed with the independent auditors their independence from the Company. We considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining their independence.

Based on the reviews and discussions summarized in this Report, and subject to the limitations on our role and responsibilities, certain of which are referred to above and in the Audit Committee charter, we recommended to the Board that the Company’s audited financial statements be included in our annual report on Form 10-K for the year ended February 1, 2014 for filing with the Commission.

We have appointed Ernst & Young LLP as the Company’s independent registered public accountants.

Audit Committee

Donna A. James, Chair

David T. Kollat

Allan R. Tessler

Raymond Zimmerman

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

During our 2013 fiscal year, Ernst & Young LLP served as the Company’s independent registered public accountants and in that capacity rendered an opinion on our consolidated financial statements as of and for the fiscal year ended February 1, 2014. The Audit Committee annually reviews the selection of independent registered public accountants and has selected Ernst & Young LLP as the Company’s independent registered public accountants for the current fiscal year.

Audit Fees

The aggregate audit fees payable to Ernst & Young LLP for the fiscal years ended 2013 and 2012 were approximately $3,863,000 and $4,174,000, respectively. These amounts include fees for professional services rendered by Ernst & Young LLP in connection with the audit of our consolidated financial statements and reviews of our unaudited consolidated interim financial statements as well as fees for services that generally only the independent auditor can reasonably be expected to provide, including comfort letters and consultation regarding financial accounting and/or reporting standards. These amounts also include fees for services rendered in connection with the audit of our internal control over financial reporting and fees for services rendered in connection with statutory audits of our international subsidiaries’ financial statements.

Audit Related Fees

The aggregate fees for assurance and related services rendered by Ernst & Young LLP that were reasonably related to the audit of our consolidated financial statements for the fiscal years ended 2013 and 2012 were approximately $150,000 and $148,000, respectively. The fees under this category are for assurance and related services that are traditionally performed by the independent auditor and include audits of employee benefit plans, agreed upon procedures and other attest engagements.

Tax Fees

The aggregate fees for tax services rendered by Ernst & Young LLP for the fiscal years ended 2013 and 2012 were approximately $733,000 and $745,000, respectively. Tax fees include tax compliance and advisory services.

All Other Fees

The aggregate fees for all other services rendered by Ernst & Young LLP for both fiscal years ended 2013 and 2012 were $0.

Pre-approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services to be provided by Ernst & Young LLP in a given fiscal year.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the annual meeting. However, if other matters should come before the meeting, each of the persons named as a proxy intends to vote in accordance with his or her judgment on such matters.

STOCKHOLDER PROPOSALS FOR NEXT YEAR

Stockholder Proposals Pursuant to Rule 14a-8

Proposals submitted for inclusion in the proxy statement for the 2015 annual meeting must be received by the Secretary of the Company at our principal executive offices on or before the close of business on November 26, 2014.

Other Stockholder Proposals

If a stockholder intends to present a proposal or nominate a person for election as a director at the 2015 annual meeting other than as described above, the stockholder must comply with the requirements set forth in our Bylaws. The Bylaws require, among other things, that the Secretary receive written notice of the intent to present a proposal or nomination no earlier than February 21, 2015 and no later than March 23, 2015. The notice must contain the information required by the Bylaws.

SOLICITATION EXPENSES

We are soliciting this proxy on behalf of our Board of Directors and will bear the solicitation expenses. Our directors or employees may solicit proxies by telephone, facsimile and personal solicitation, in addition to the use of the mail. We will, upon request, reimburse banks, brokerage houses and other institutions, nominees, and fiduciaries for their expenses in forwarding proxy materials to beneficial owners.

By Order of the Board of Directors,

/s/ Leslie H. Wexner
Leslie H. Wexner
Chairman of the Board

ADMITTANCE SLIP

2014 ANNUAL MEETING OF STOCKHOLDERS

Date, Time and Place of Meeting:

Date:	Thursday, May 22, 2014

Time:	8:30 a.m., Eastern Time

Place:	Three Limited Parkway Columbus, Ohio 43230

Attending the Meeting:

Stockholders who plan to attend the meeting in person must bring this admittance slip and a photo identification to gain access. Because of necessary security precautions, bags, purses and briefcases may be subject to inspection. To speed the admissions process, stockholders are encouraged to bring only essential items. Cameras, camcorders or video taping equipment are not allowed. Photographs or video taken by the Company at the meeting may be used by the Company. By attending, you waive any claim or rights to these photographs.

For more information about attending the annual meeting, please visit the website at www.lb.com/investors or contact Investor Relations at (614) 415-7073.

L BRANDS, INC. CAROL DRESKA THREE LIMITED PARKWAY P.O. BOX 16000 COLUMBUS, OH 43230

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.

Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

The Board of Directors recommends you vote FOR
the following:

1. Election of Directors	For	Against	Abstain

01 Donna A. James	☐	☐	☐

02 Jeffrey H. Miro	☐	☐	☐

03 Michael G. Morris	☐	☐	☐

04 Raymond Zimmerman	☐	☐	☐

The Board of Directors recommends you vote FOR
the following proposals:

2. Ratification of the appointment of	For	Against	Abstain
independent registered public
accountants	☐	☐	☐

3. Advisory vote to approve named executive	☐	☐	☐
officer compensation

For address change/comments, mark here (see reverse for instructions)	☐

Please indicate if you plan to attend this meeting	Yes	No

	☐	☐

The Board of Directors recommends you vote AGAINST
the following proposal:

4. Stockholder proposal	For	Against	Abstain
regarding stockholder
action by written consent	☐	☐	☐

Note: Such other business as may
properly come before the
meeting or any
adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature [Joint Owners]	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The COMBINED Annual Report & Proxy Statement is/are available at www.proxyvote.com.

This Proxy is Solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on May 22, 2014

The undersigned hereby appoints Leslie H. Wexner and Stuart B. Burgdoerfer, and each of them, proxies, with full power of substitution, to vote for the undersigned all shares of Common Stock of L Brands, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on May 22, 2014 at 8:30 a.m., Eastern Time, and at any adjournments thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournments thereof.

SAID PROXIES ARE DIRECTED TO VOTE AS MARKED ON THE REVERSE SIDE AND IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THIS MEETING OR ANY ADJOURNMENTS THEREOF.

Address change/comments:

If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed

on reverse side)